Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES

Item 8.	Financial Statements and Supplementary Data

Exhibit 99.3

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of Safeway Inc.:

We have audited the accompanying consolidated balance sheets of Safeway Inc. and subsidiaries (the "Company") as of December 28, 2013 and December 29, 2012, and the related consolidated statements of income, comprehensive income, stockholders' equity, and cash flows for each of the three years in the period ended December 28, 2013. We also have audited the Company's internal control over financial reporting as of December 28, 2013, based on criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission. As described in “Management’s Annual Report on Internal Control over Financial Reporting”, Management’s assessment of and conclusion on the effectiveness of internal control over financial reporting as of December 28, 2013 did not include the internal controls of Retalio AG and Intelispend, both acquired by the Company’s consolidated subsidiary, Blackhawk, in November 2013. The financial statements of Retailo AG and Intelispend constitute less than 1% of net and total assets, and comprise in aggregate less than 1% of revenues and of net income of Safeway Inc.’s consolidated financial statement amounts as of and for the year ended December 28, 2013. Accordingly, our audit did not include the internal control over financial reporting at Retailo AG and InteliSpend. The Company's management is responsible for the consolidated financial statements of Safeway Inc., for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying “Management’s Annual Report on Internal Control over Financial Reporting.” Our responsibility is to express an opinion on these consolidated financial statements and an opinion on the Company's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
A company's internal control over financial reporting is a process designed by, or under the supervision of, the company's principal executive and principal financial officers, or persons performing similar functions, and effected by the company's board of directors, management, and other personnel to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.
Because of the inherent limitations of internal control over financial reporting, including the possibility of collusion or improper management override of controls, material misstatements due to error or fraud may

Exhibit 99.3

not be prevented or detected on a timely basis. Also, projections of any evaluation of the effectiveness of the internal control over financial reporting to future periods are subject to the risk that the controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Safeway Inc. and subsidiaries as of December 28, 2013 and December 29, 2012, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 2013, in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 28, 2013, based on the criteria established in Internal Control - Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.
/s/ DELOITTE & TOUCHE LLP
San Francisco, California
February 25, 2014 (July 22, 2014 as to the effects of the Blackhawk discontinued operations described in Note B and subsequent events in Note U)

Table of ContentsExhibit 99.3

SAFEWAY INC. AND SUBSIDIARIES
Consolidated Statements of Income
(In millions, except per-share amounts)

	52 Weeks 2013	52 Weeks 2012	52 Weeks 2011
Sales and other revenue	$35,064.9	$35,161.5	$34,655.7
Cost of goods sold	(25,833.4)	(25,932.4)	(25,378.0)
Gross profit	9,231.5	9,229.1	9,277.7
Operating and administrative expense	(8,680.0)	(8,593.7)	(8,628.8)
Operating profit	551.5	635.4	648.9
Interest expense	(273.0)	(300.6)	(268.1)
Loss on foreign currency translation	(57.4)	—	—
Other income, net	30.5	27.4	17.2
Income before income taxes	251.6	362.2	398.0
Income taxes	(34.5)	(113.0)	(68.5)
Income from continuing operations, net of tax	217.1	249.2	329.5
Income from discontinued operations, net of tax	3,305.1	348.9	188.7
Net income before allocations to noncontrolling interests	3,522.2	598.1	518.2
Less noncontrolling interests - discontinued operations	(14.7)	(1.6)	(1.5)
Net income attributable to Safeway Inc.	$3,507.5	$596.5	$516.7

Basic earnings per share:
Continuing operations	$0.90	$1.01	$0.95
Discontinued operations	$13.63	$1.40	$0.54
Total	$14.53	$2.41	$1.49

Diluted earnings per share:
Continuing operations	$0.89	$1.00	$0.95
Discontinued operations	$13.49	$1.40	$0.54
Total	$14.38	$2.40	$1.49

Weighted average shares outstanding – basic	239.1	245.6	343.4
Weighted average shares outstanding – diluted	241.5	245.9	343.8
See accompanying notes to consolidated financial statements.

Exhibit 99.3

SAFEWAY INC. AND SUBSIDIARIES
Consolidated Statements of Comprehensive Income
(In millions)

	52 Weeks 2013	52 Weeks 2012	52 Weeks 2011
Net income before allocation to noncontrolling interests	$3,522.2	$598.1	$518.2
Other comprehensive (loss) income:
Translation adjustments, net of tax	(65.0)	(3.1)	8.8
Pension and post-retirement benefits adjustment to funded status, net of tax	179.5	(79.7)	(210.3)
Recognition of pension and post-retirement benefits actuarial loss, net of tax	66.3	69.5	51.0
Other, net of tax	(1.1)	1.0	1.0
Total other comprehensive income (loss)	179.7	(12.3)	(149.5)
Comprehensive income, including noncontrolling interests	$3,701.9	$585.8	$368.7
Comprehensive income attributable to noncontrolling interests	14.7	(1.6)	(1.5)
Comprehensive income attributable to Safeway Inc.	$3,716.6	$584.2	$367.2
See accompanying notes to consolidated financial statements.

Exhibit 99.3

SAFEWAY INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In millions, except per-share amounts)

	Year-end 2013	Year-end 2012
Assets
Current assets:
Cash and equivalents	$4,647.3	$352.2
Receivables	1,211.4	909.0
Merchandise inventories, net of LIFO reserve of $58.1 and $70.5	2,089.6	2,562.0
Prepaid expenses and other current assets	371.5	344.7
Assets held for sale	143.9	—
Total current assets	8,463.7	4,167.9
Property:
Land	1,583.2	1,881.4
Buildings	5,774.0	6,812.6
Leasehold improvements	2,836.2	3,485.5
Fixtures and equipment	6,979.1	7,958.5
Property under capital leases	550.2	612.1
	17,722.7	20,750.1
Less accumulated depreciation and amortization	(10,185.2)	(11,525.5)
Total property, net	7,537.5	9,224.6
Goodwill	464.5	471.5
Investment in unconsolidated affiliate	196.1	191.7
Other assets	557.7	601.3
Total assets	$17,219.5	$14,657.0

Exhibit 99.3

SAFEWAY INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(In millions, except per-share amounts)

	Year-end 2013	Year-end 2012
Liabilities and Stockholders’ Equity
Current liabilities:
Current maturities of notes and debentures	$252.9	$294.0
Current obligations under capital leases	49.3	36.2
Accounts payable	3,376.4	3,125.0
Accrued salaries and wages	419.4	460.9
Deferred income taxes	—	30.4
Income taxes payable	1,135.2	—
Other accrued liabilities	623.2	683.3
Total current liabilities	5,856.4	4,629.8
Long-term debt:
Notes and debentures	3,515.3	4,831.9
Obligations under capital leases	375.5	411.6
Total long-term debt	3,890.8	5,243.5
Deferred income taxes	—	178.5
Pension and post-retirement benefit obligations	451.4	914.5
Accrued claims and other liabilities	1,145.8	781.5
Total liabilities	11,344.4	11,747.8
Commitments and contingencies
Stockholders’ equity:
Common stock: par value $0.01 per share; 1,500 shares authorized; 244.2 and 605.3 shares issued	2.4	6.1
Additional paid-in capital	1,981.9	4,505.6
Treasury stock at cost: 14.1 and 365.8 shares	(480.6)	(9,119.8)
Accumulated other comprehensive loss	(271.1)	(73.8)
Retained earnings	4,586.9	7,585.6
Total Safeway Inc. equity	5,819.5	2,903.7
Noncontrolling interest	55.6	5.5
Total equity	5,875.1	2,909.2
Total liabilities and stockholders’ equity	$17,219.5	$14,657.0
See accompanying notes to consolidated financial statements.

Exhibit 99.3

SAFEWAY INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(In millions)

	52 Weeks 2013	52 Weeks 2012	52 Weeks 2011
Operating Activities:
Net income before allocation to noncontrolling interest	$3,522.2	$598.1	$518.2
Income from discontinued operations, net of tax	(3,305.1)	(348.9)	(188.7)
Income from continuing operations, net of tax	217.1	249.2	329.5
Reconciliation to net cash flow from operating activities:
Depreciation expense	922.2	952.8	958.5
Property impairment charges	35.6	33.6	33.1
Share-based employee compensation	50.4	48.4	44.4
LIFO (income) expense	(14.3)	0.7	35.1
Equity in earnings of unconsolidated affiliate	(17.6)	(17.5)	(13.0)
Net pension and post-retirement benefits expense	114.8	129.0	98.9
Contributions to pension and post-retirement benefit plans	(56.3)	(110.3)	(151.2)
Gain on property dispositions and lease exit costs, net	(51.2)	(48.3)	(16.2)
Loss on extinguishment of debt	10.1	—	—
(Decrease) increase in accrued claims and other liabilities	9.2	60.5	(1.4)
Deferred income taxes	(276.6)	(36.1)	(55.2)
Other	36.9	20.2	24.9
Changes in working capital items:
Receivables	(32.0)	20.3	17.7
Inventories at FIFO cost	(76.5)	(107.4)	73.0
Prepaid expenses and other current assets	(49.5)	(20.5)	(4.2)
Income taxes	71.0	(54.3)	31.8
Payables and accruals	120.7	106.2	(89.6)
Net cash flow from operating activities - continuing operations	1,014.0	1,226.5	1,316.1
Net cash flow from operating activities - discontinued operations	230.1	343.2	707.5
Net cash flow from operating activities	1,244.1	1,569.7	2,023.6
Investing Activities:
Cash paid for property additions	(738.2)	(800.1)	(959.2)
Proceeds from sale of property	220.3	263.0	164.9
Proceeds from company-owned life insurance policies	68.7	—	—
Other	6.5	(56.1)	(60.3)
Net cash flow used by investing activities - continuing operations	(442.7)	(593.2)	(854.6)
Net cash flow from (used by) investing activities - discontinued operations	5,352.3	21.2	(159.9)
Net cash flow from (used by) investing activities	4,909.6	(572.0)	(1,014.5)

Exhibit 99.3

SAFEWAY INC. AND SUBSIDIARIES Consolidated Statements of Cash Flows (In millions)
	52 Weeks 2013	52 Weeks 2012	52 Weeks 2011
Financing Activities:
Additions to long-term borrowings	785.5	3,508.1	3,177.9
Payments on long-term borrowings	(2,171.5)	(3,390.6)	(2,907.2)
Payments of debt extinguishment costs	(11.0)	—	—
Purchase of treasury stock	(663.7)	(1,274.5)	(1,554.0)
Dividends paid	(181.4)	(163.9)	(188.0)
Net proceeds from exercise of stock options	240.1	3.8	73.4
Excess tax benefit from share-based employee compensation	6.7	1.3	1.8
Other	(8.6)	(13.3)	(17.6)
Net cash flow used by financing activities - continuing operations	(2,003.9)	(1,329.1)	(1,413.7)
Net cash flow (used) provided by financing activities - discontinued operations	157.7	(44.7)	336.4
Net cash flow used by financing activities	(1,846.2)	(1,373.8)	(1,077.3)
Effect of changes in exchange rates on cash	(12.4)	(1.1)	18.8
Increase (decrease) in cash and equivalents	4,295.1	(377.2)	(49.4)
Cash and Equivalents:
Beginning of year	352.2	729.4	778.8
End of year	$4,647.3	$352.2	$729.4
Other Cash Information - Continuing and Discontinued Operations:
Cash payments during the year for:
Interest	$289.2	$322.3	$302.6
Income taxes, net of refunds	497.2	380.9	336.2
Non-Cash Investing and Financing Activities - Continuing and Discontinued Operations:
Capital lease obligations entered into	$78.0	$48.1	$1.1
Purchases of property, plant and equipment included in accounts payable	128.3	107.8	198.8
Notes received in the sale of real estate	—	—	97.3
Mortgage notes assumed in property additions	—	42.9	3.7

See accompanying notes to consolidated financial statements.

Exhibit 99.3

SAFEWAY INC. AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity
(In millions, except per-share amounts)

	52 Weeks 2013	52 Weeks 2012	52 Weeks 2011
Common Stock:
Balance, beginning of year	$6.1	$6.0	$6.0
Options exercised	—	0.1	—
Retirement of treasury stock (1)	(3.7)	—	—
Balance, end of year	2.4	6.1	6.0
Additional Paid-In Capital:
Balance, beginning of year	4,505.6	4,463.9	4,363.1
Share-based employee compensation	59.1	55.1	50.0
Options exercised/cancelled, net	210.6	(11.9)	53.7
Initial public offering of Blackhawk, net	161.5	—	—
Retirement of treasury stock (1)	(2,989.0)	—	—
Other (2)	34.1	(1.5)	(2.9)
Balance, end of year	1,981.9	4,505.6	4,463.9
Treasury Stock:
Balance, beginning of year	(9,119.8)	(7,874.4)	(6,283.8)
Purchase of treasury stock	(663.7)	(1,240.3)	(1,588.2)
Retirement of treasury stock (1)	9,313.4	—	—
Other	(10.5)	(5.1)	(2.4)
Balance, end of year	(480.6)	(9,119.8)	(7,874.4)
Retained Earnings:
Balance, beginning of year	7,585.6	7,151.1	6,846.2
Prior period adjustment (3)			(24.2)
Balance, beginning of year, as corrected			6,822.0
Net income attributable to Safeway Inc.	3,507.5	596.5	516.7
Cash dividends declared ($0.775, $0.670 and $0.555 per share)	(185.5)	(162.0)	(187.6)
Retirement of treasury stock (1)	(6,320.7)	—	—
Balance, end of year	4,586.9	7,585.6	7,151.1
Accumulated Other Comprehensive Loss:
Balance, beginning of year	(73.8)	(61.5)	88.0
Translation adjustments	(65.0)	(3.1)	8.8
Pension and post-retirement benefits adjustment to funded status (net of tax of $87.1, $45.5 and $113.3)	179.5	(79.7)	(210.3)
Recognition of pension and post-retirement benefits actuarial loss (net of tax of $38.7, $40.5 and $31.0)	66.3	69.5	51.0
Sale of Canada Safeway Limited (4)	(377.0)	—	—
Other (net of tax of $0.6, $0.5 and $0.1)	(1.1)	1.0	1.0
Balance, end of year	(271.1)	(73.8)	(61.5)

Exhibit 99.3

SAFEWAY INC. AND SUBSIDIARIES Consolidated Statements of Stockholders’ Equity (In millions)

	52 Weeks 2013	52 Weeks 2012	52 Weeks 2011
Noncontrolling Interests:
Balance, beginning of year	5.5	6.0	4.4
Noncontrolling interests acquired through Retailo acquisition	6.9	—	—
Net earnings attributable to noncontrolling interests, net of tax	14.7	1.6	1.5
Other (2)	28.5	(2.1)	0.1
Balance, end of year	55.6	5.5	6.0
Total Equity	$5,875.1	$2,909.2	$3,691.1

	Number of Shares Issued
Common Stock:
Balance, beginning of year	605.3	604.5	599.8
Options exercised	9.6	0.1	3.2
Restricted stock grants, net of forfeitures	0.5	0.7	1.5
Performance share awards	0.4	—	—
Retirement of treasury stock (1)	(371.6)	—	—
Balance, end of year	244.2	605.3	604.5

	Number of Shares
Treasury Stock:
Balance, beginning of year	(365.8)	(307.9)	(231.8)
Purchase of treasury stock	(19.5)	(57.6)	(76.1)
Retirement of treasury stock (1)	371.6	—	—
Other	(0.4)	(0.3)	—
Balance, end of year	(14.1)	(365.8)	(307.9)
(1) Safeway retired 371.6 million treasury shares in 2013. See Note K under the caption "Shares Repurchased."
(2) Primarily results from Blackhawk IPO.
(3) 2012 and 2011 have been corrected for the prior period adjustment discussed in Note A under the caption "Corrections to Previously Reported Financial Statements."
(4) Safeway completed the sale of CSL in 2013. See Note A under the caption "The Company."
See accompanying notes to consolidated financial statements.

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note A:  The Company and Significant Accounting Policies
The Company  Safeway Inc. (“Safeway” or the “Company”) is one of the largest food and drug retailers in the United States, with 1,335 stores as of year-end 2013. Safeway’s U.S. retail operations are located principally in California, Hawaii, Oregon, Washington, Alaska, Colorado, Arizona, Texas, and the Mid-Atlantic region. In support of its retail operations, the Company has an extensive network of distribution, manufacturing and food processing facilities. The Company also owns and operates GroceryWorks.com Operating Company, LLC, an online grocery channel, doing business under the names Safeway.com and Vons.com (collectively “Safeway.com”).
On November 3, 2013, Safeway completed the sale of substantially all of the net assets of Canada Safeway Limited ("CSL" now known as CSL IT Services ULC) to Sobeys Inc. ("Sobeys"), a wholly-owned subsidiary of Empire Company Limited. As a result, the operating results of CSL are reported as discontinued operations in the consolidated statements of income for all periods presented. See Note B to the consolidated financial statements for additional information.
During the fourth quarter of 2013, the Company exited the Chicago market, where it operated 72 Dominick's stores. The operating results of Dominick's are reported as discontinued operations in the consolidated statements of income for all periods presented. In addition, certain assets and liabilities associated with Dominick's are reported as assets and liabilities held for sale in the December 28, 2013 consolidated balance sheet. See Note B to the consolidated financial statements for additional information.
Blackhawk Network Holdings, Inc. (“Blackhawk”), formerly a majority-owned subsidiary of Safeway, is a leading prepaid payment network utilizing proprietary technology to offer a broad range of gift cards, other prepaid products and payment services. Blackhawk’s payment network supports its three primary constituents: consumers who purchase the products and services Blackhawk offers, content providers who offer branded products that are redeemable for goods and services, and distribution partners who sell those products. Blackhawk’s product offerings include gift cards, prepaid telecom products and prepaid financial services products, including general purpose reloadable ("GPR") cards and Blackhawk’s reload network. In the fourth quarter of 2013, Blackhawk acquired InteliSpend Prepaid Solutions TM, a leader in the corporate incentives and consumer promotions marketplace, and Retailo AG, a leading third-party gift card distribution network in Germany, Austria and Switzerland. See Note C to the consolidated financial statements for additional information. On April 14, 2014, Safeway completed the distribution of the remaining 37.8 million shares of Blackhawk stock that it owned to its stockholders.  The operating results of Blackhawk have been recast as discontinued operations in the consolidated statements of income for all periods presented. See Note B to the consolidated financial statements for additional information.
Unless otherwise indicated, the notes accompanying the consolidated financial statements reflect the Company's continuing operations.
The Company also has a 49% ownership interest in Casa Ley, S.A. de C.V. (“Casa Ley”), which operates 200 food and general merchandise stores in Western Mexico.
Basis of Presentation  The consolidated financial statements include Safeway Inc., a Delaware corporation, and all majority-owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America. Intercompany transactions and balances have been eliminated in consolidation. The Company’s investment in Casa Ley is reported using the equity method. Safeway's equity in earnings of Casa Ley is based on financial information prepared in accordance with accounting principles generally accepted in the United States and is recorded on a one-month delay basis because financial information for the latest month is not available from Casa Ley in time to be included in Safeway’s consolidated results until the following reporting period.
Fiscal Year   The Company’s fiscal year ends on the Saturday nearest December 31. The last three fiscal years consist of the 52-week period ended December 28, 2013 (“fiscal 2013” or “2013”), the 52-week period

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

ended December 29, 2012 (“fiscal 2012” or “2012”) and the 52-week period ended December 31, 2011 (“fiscal 2011” or “2011”).
Corrections to Previously Reported Financial Statements Subsequent to the issuance of the fiscal 2012 consolidated financial statements, the Company determined that the accrual for multiemployer health and welfare benefits was understated by $39.5 million as of December 29, 2012 due to certain labor contracts not accounted for on an accrual basis. This understatement originated many years ago. Safeway assessed the materiality of this item on previously issued financial statements in accordance with the SEC’s Staff Accounting Bulletin (“SAB”) No. 99 and concluded that the correction was not material to any of the individual annual or interim periods. Safeway has corrected the accompanying consolidated financial statements by decreasing 2011 Retained Earnings by $24.2 million, and in the 2012 balance sheet, decreasing Current Deferred Income Taxes by $15.3 million and increasing the multiemployer health and welfare accrual within Other Accrued Liabilities by $39.5 million. The effect on the 2012 and 2011 consolidated statement of operations is insignificant. This correction results in no other changes to the consolidated financial statements.
Use of Estimates  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Translation of Foreign Currencies  Assets and liabilities of the Company's foreign subsidiaries and Casa Ley are translated into U.S. dollars at year-end rates of exchange, and income and expenses are translated at average rates during the year. Adjustments resulting from translating financial statements into U.S. dollars, net of applicable income taxes, are included as a separate component in the statement of comprehensive income, within accumulated other comprehensive income in the consolidated balance sheets and within the consolidated statements of stockholders' equity.
After the net asset sale of Canadian operations ("Sale of Canadian Operations"), the adjustments resulting from translation of retained assets and liabilities denominated in Canadian dollars are included in the statement of income as a foreign currency gain or loss. Foreign currency loss was $57.4 million in fiscal 2013.
Revenue Recognition  Retail store sales are recognized at the point of sale. Sales tax is excluded from revenue. Internet sales are recognized when the merchandise is delivered to the customer. Discounts provided to customers in connection with loyalty cards are accounted for as a reduction of sales.
Safeway records a deferred revenue liability when it sells Safeway gift cards. Safeway records a sale when a customer redeems the gift card. Safeway gift cards do not expire. The Company reduces the liability and increases other revenue for the unused portion of gift cards (“breakage”) after two years, the period at which redemption is considered remote. Breakage amounts were $1.9 million, $1.8 million and $2.2 million in 2013, 2012 and 2011, respectively.
The Company, through its former Blackhawk subsidiary, also sells third-party gift cards through Safeway retail operations and through other grocery and convenience store retailers. Safeway earns a commission which is recorded as other revenue when the third-party gift card is sold to the end consumer. The liability for redemption and potential income for breakage remains with the third-party merchant; therefore, Safeway does not record redemption or breakage of these gift cards.
Cost of Goods Sold  Cost of goods sold includes cost of inventory sold during the period, including purchase and distribution costs. These costs include inbound freight charges, purchasing and receiving costs,

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

warehouse inspection costs, warehousing costs and other costs of Safeway’s distribution network. All vendor allowances are recorded as a reduction of cost of goods when earned. Advertising and promotional expenses are also included as a component of cost of goods sold. Such costs are expensed in the period the advertisement occurs. Advertising and promotional expenses totaled $371.6 million in 2013, $415.9 million in 2012 and $407.8 million in 2011.
Cash and Equivalents  Cash and equivalents include short-term investments with original maturities of less than three months and credit and debit card sales transactions which settle within a few business days of year end.
Book overdrafts at year-end 2013 and 2012 of $84.5 million and $25.8 million, respectively, are included in accounts payable.
Receivables  Receivables include pharmacy, gift card receivables and miscellaneous trade receivables.
Merchandise Inventories  Merchandise inventory of $1,643.2 million at year-end 2013 and $1,608.4 million at year-end 2012 is valued at the lower of cost on a last-in, first-out (“LIFO”) basis or market value.  Such LIFO inventory had a replacement or current cost of $1,701.3 million at year-end 2013 and $1,678.9 million at year-end 2012.  Liquidations of LIFO layers during the three years reported did not have a material effect on the results of operations.  The remaining inventory consists primarily of perishables, pharmacy and fuel inventory. Perishables are counted every four weeks and are carried at the last purchased cost or the last four-week average cost, which approximates first-in, first out ("FIFO") cost. Pharmacy and fuel inventories are carried at the last purchased cost, which approximates FIFO cost. The Company records an inventory shrink adjustment upon physical counts and also provides for estimated inventory shrink adjustments for the period between the last physical inventory and each balance sheet date.
Property and Depreciation  Property is stated at cost. Depreciation expense on buildings and equipment is computed on the straight-line method using the following lives:

Stores and other buildings	7 to 40 years
Fixtures and equipment	3 to 15 years
Safeway capitalizes eligible costs to acquire or develop internal-use software that are incurred during the application development stage as part of fixtures and equipment. Capitalized costs related to internal-use software are amortized using the straight-line method over the estimated useful lives of the assets.
Property under capital leases and leasehold improvements is amortized on a straight-line basis over the shorter of the remaining terms of the leases or the estimated useful lives of the assets.
Company-Owned Life Insurance Policies Safeway has company-owned life insurance policies that have a cash surrender value. During 2013, Safeway borrowed against these policies. The Company has no current intention of repaying the loans prior to maturity or cancellation of the policies. Therefore, we offset the cash surrender value by the related loans. At December 28, 2013, the cash surrender value of the policies was $58.5 million, and the balance of the policy loans was $40.9 million, resulting in a net cash surrender value of $17.6 million. At December 29, 2012, the cash surrender value of the policies was $89.0 million, and no policy loans were outstanding.
Employee Benefit Plans  The Company recognizes in its statement of financial position an asset for its employee benefit plan's overfunded status or a liability for underfunded status. The Company measures plan assets and obligations that determine the funded status as of fiscal year end. See Note M.

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Self-Insurance  The Company is primarily self-insured for workers’ compensation, automobile and general liability costs. The self-insurance liability is determined actuarially, based on claims filed and an estimate of claims incurred but not yet reported, and is discounted using a risk-free rate of interest. The present value of such claims was calculated using a discount rate of 1.75% in 2013, 0.75% in 2012 and 0.75% in 2011.
A summary of changes in Safeway’s self-insurance liability is as follows (in millions):

	2013	2012	2011
Beginning balance	$480.1	$470.9	$468.5
Expense, including the effect of discount rate	98.6	151.6	151.1
Claim payments	(137.2)	(142.5)	(148.6)
Disposal of discontinued operations	(8.8)	—	—
Currency translation	—	0.1	(0.1)
Ending balance	432.7	480.1	470.9
Less current portion	(108.6)	(137.4)	(129.4)
Long-term portion	$324.1	$342.7	$341.5
The current portion of the self-insurance liability is included in other accrued liabilities, and the long-term portion is included in accrued claims and other liabilities in the consolidated balance sheets. The total undiscounted liability was $477.2 million at year-end 2013 and $496.2 million at year-end 2012.
Deferred Rent
Rent Escalations.  The Company recognizes escalating rent provisions on a straight-line basis over the lease term.
Rent Holidays.  Certain of the Company’s operating leases contain rent holidays. For these leases, Safeway recognizes the related rent expense on a straight-line basis starting at the earlier of the first rent payment or the date of possession of the leased property. The difference between the amounts charged to expense and the rent paid is recorded as deferred lease incentives and amortized over the lease term.
Income Taxes  Income tax expense or benefit reflects the amount of taxes payable or refundable for the current year, the impact of deferred tax liabilities and deferred tax assets, accrued interest on tax deficiencies and refunds and accrued penalties on tax deficiencies. Deferred income taxes represent future net tax effects resulting from temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.
A valuation allowance is established for deferred tax assets if it is more likely than not that these items will either expire before the Company is able to realize their benefits, or that future deductibility is uncertain. Periodically, the valuation allowance is reviewed and adjusted based on management's assessments of realizable deferred tax assets.
Tax positions are recognized when they are more likely than not to be sustained upon examination.  The amount recognized is measured as the largest amount of benefit that is more likely than not of being realized upon settlement. The Company is subject to periodic audits by the Internal Revenue Service and other foreign, state and local taxing authorities. These audits may challenge certain of the Company’s tax positions such as the timing and amount of income and deductions and the allocation of taxable income to various tax jurisdictions. The Company evaluates its tax positions and establishes liabilities in accordance with the applicable accounting guidance on uncertainty in income taxes.  These tax uncertainties are reviewed as

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

facts and circumstances change and are adjusted accordingly.  This requires significant management judgment in estimating final outcomes. Actual results could materially differ from these estimates and could significantly affect the Company’s effective tax rate and cash flows in future years.
Financial Instruments
Interest rate swaps.  The Company has, from time to time, entered into interest rate swap agreements to change its portfolio mix of fixed- and floating-rate debt to more desirable levels. Interest rate swap agreements involve the exchange with a counterparty of fixed- and floating-rate interest payments periodically over the life of the agreements without exchange of the underlying notional principal amounts. The differential to be paid or received is recognized over the life of the agreements as an adjustment to interest expense. The Company’s counterparties have been major financial institutions.
Energy contracts.  The Company has entered into contracts to purchase electricity and natural gas at fixed prices for a portion of its energy needs. Safeway expects to take delivery of the electricity and natural gas in the normal course of business. Contracts that qualify for the normal purchase exception under derivatives and hedging accounting guidance are not marked to market. Energy purchased under these contracts is expensed as delivered.
Fair Value of Financial Instruments  Disclosures of the fair value of certain financial instruments are required, whether or not recognized in the balance sheet. The Company estimated the fair values presented below using appropriate valuation methodologies and market information available as of year end. Considerable judgment is required to develop estimates of fair value, and the estimates presented are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions or estimation methodologies could have a material effect on the estimated fair values. Additionally, the fair values were estimated at year end, and current estimates of fair value may differ significantly from the amounts presented.
The following methods and assumptions were used to estimate the fair value of each class of financial instruments:
Cash and equivalents, accounts receivable, accounts payable. The carrying amount of these items approximates fair value.
Short-term investments. These investments are readily convertible to cash and the carrying amount of these items approximates fair value.
Notes receivables. The Company's notes receivables, included in other assets, is comprised primarily of notes receivable resulting from the sale of real estate. The fair value of note receivables is estimated by discounting expected future cash flows using interest rates, adjusted for credit risk, at which similar loans could be made under current market conditions. The carrying value of notes receivables, which approximates fair value, was $101.0 million at December 28, 2013 and $130.6 million at December 29, 2012.
Long-term debt, including current maturities.  Market values quoted in public markets are used to estimate the fair value of publicly traded debt. To estimate the fair value of debt issues that are not quoted in public markets, the Company uses those interest rates that are currently available to it for issuance of debt with similar terms and remaining maturities as a discount rate for the remaining principal payments.
Store Lease Exit Costs and Impairment Charges  Safeway regularly reviews its stores’ operating performance and assesses the Company’s plans for certain store and plant closures. Losses related to the impairment of long-lived assets are recognized when expected future cash flows are less than the asset’s carrying value. The Company evaluates the carrying value of the assets in relation to its expected future cash flows. If the carrying value is greater than the future cash flows, a provision is made for the impairment of the assets to write the assets down to estimated fair value. Fair value is determined by estimating net

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

future cash flows, discounted using a risk-adjusted rate of return. The Company calculates impairment on a store-by-store basis. These provisions are recorded as a component of operating and administrative expense.
When stores that are under long-term leases close, the Company records a liability for the future minimum lease payments and related ancillary costs, net of estimated cost recoveries that may be achieved through subletting properties or through favorable lease terminations, discounted using a risk-adjusted rate of interest. This liability is recorded at the time the store is closed. Activity included in the reserve for store lease exit costs is disclosed in Note E.
Accumulated Other Comprehensive Loss  Accumulated other comprehensive loss, net of applicable taxes, consisted of the following at year-end (in millions):

	2013	2012	2011
Translation adjustments	$(139.0)	$399.0	$402.1
Pension and post-retirement benefits adjustment to funded status	(403.0)	(737.8)	(658.1)
Recognition of pension and post-retirement benefits actuarial loss	272.5	265.5	196.0
Other	(1.6)	(0.5)	(1.5)
Total	$(271.1)	$(73.8)	$(61.5)
At the closing of the Sale of Canadian Operations, the Company recorded the related balance of cumulative translation adjustment, pension and post-retirement benefit adjustment to funded status and recognition of pension and post-retirement benefits actuarial loss which related to CSL as part of the gain on the sale. See Note B.
Stock-Based Employee Compensation  Safeway accounts for all share-based payments to employees, including grants of employee stock options, as compensation cost based on the fair value on the date of grant. The Company determines fair value of such awards using the Black-Scholes option pricing model. The Black-Scholes option pricing model incorporates certain assumptions, such as risk-free interest rate, expected volatility, expected dividend yield and expected life of options, in order to arrive at a fair value estimate.
New Accounting Pronouncements
In February 2013, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Updated ("ASU") No. 2013-02, "Comprehensive Income (Topic 220) Reporting of Amounts Reclassified Out of Accumulated Other Comprehensive Income", to improve the reporting of reclassifications out of accumulated other comprehensive income. ASU No. 2013-02 requires an entity to report the effect of significant reclassifications out of accumulated other comprehensive income on the respective line items in net income if the amount being reclassified is required under U.S. GAAP to be reclassified in its entirety to net income. For other amounts that are not required under U.S. GAAP to be reclassified in their entirety from accumulated other comprehensive income to net income in the same reporting period, an entity is required to cross-reference other disclosures required under U.S. GAAP that provide additional detail about those amounts. Safeway adopted these disclosure amendments in the quarter ended March 23, 2013. The implementation of this update did not impact Safeway's financial position, results of operations or cash flows as it was disclosure-only in nature.

In March 2013, the FASB issued ASU No. 2013-05, “Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity.” The ASU clarifies that when a parent entity ceases to have a controlling financial interest in a subsidiary or group of assets that is a nonprofit activity or a business (other than a sale

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

of in substance real estate or conveyance of oil and gas mineral rights) within a foreign entity, the parent is required to apply the guidance in Accounting Standards Codification 830-30 to release any related cumulative translation adjustment into net income. The ASU provides that the cumulative translation adjustment should be released into net income only if the sale or transfer results in the complete or substantially complete liquidation of the foreign entity in which the subsidiary or group of assets had resided. The Company early adopted ASU No. 2013-05 and the effect is included in the gain on the sale of CSL in Note B.

Note B:  Assets and Liabilities Held for Sale and Discontinued Operations
Assets and Liabilities Held for Sale In the fourth quarter of 2013, the Company announced its intention to exit the Chicago market, where it operated 72 Dominick's stores. During the fourth quarter of 2013, the Company sold or closed its Dominick's stores. Certain Dominick's properties were classified as held for sale at year end. Additionally, the Company had other real estate assets held for sale at December 28, 2013. Assets and liabilities held for sale at December 28, 2013 were as follows (in millions):

December 28, 2013
Assets held for sale:
Dominick's property, net, held for sale	$136.7
Other United States real estate assets held for sale	7.2
Total assets held for sale	$143.9

December 28, 2013
Liabilities held for sale:
Dominick's
Deferred gain on property dispositions	$9.0
Obligations under capital leases	5.2
Deferred rent	2.6
Other liabilities	1.4
Total liabilities held for sale (1)	$18.2

(1)	Included in Other Accrued Liabilities on the consolidated balance sheet.
Discontinued Operations
Sale of Canadian Operations On November 3, 2013, Safeway completed the Sale of Canadian Operations to Sobeys for CAD5.8 billion (USD5.6 billion) in cash plus the assumption of certain liabilities.
Dominick's During the fourth quarter of 2013, Safeway sold or closed all Dominick's stores. In 2013, cash proceeds on the sale of these stores were $72.2 million, with a pre-tax loss of $493.1 million. Included in the loss is a $310.8 million charge which represents the estimated multiemployer pension plan withdrawal liability. See Note N.
Blackhawk On March 24, 2014, Safeway's Board of Directors declared a special stock dividend to its stockholders of all of the 37.8 million shares of Class B common stock of Blackhawk owned by Safeway, representing approximately 94.2% of the total outstanding shares of Blackhawk's Class B common stock and approximately 72.0% of the total number of shares of Blackhawk common stock of all classes

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

outstanding.  On April 14, 2014, Safeway distributed the special stock dividend to all Safeway stockholders of record on April 3, 2014 (the "Record Date").  The distribution took place in the form of a pro rata dividend of Blackhawk Class B common stock to each Safeway stockholder of record on the Record Date.
Genuardi's In January 2012, Safeway announced the planned sale or closure of its Genuardi’s stores, located in the Eastern United States. These transactions were completed during 2012 with cash proceeds of $107.0 million and a pre-tax gain of $52.4 million ($31.9 million after tax).
The notes to the consolidated financial statements exclude discontinued operations, unless otherwise noted. Historical financial information for CSL, Dominick's and Blackhawk presented in the consolidated income statements has been reclassified to discontinued operations. The historical operating results of Genuardi's stores have not been reflected in discontinued operations because the historical financial operating results were not material to the Company's consolidated financial statements for all periods presented. Financial information for discontinued operations is shown below (in millions):

	2013	2012	2011
Sales and other revenue:
CSL (1)	$5,447.9	$6,695.8	$6,726.9
Dominick's	1,394.8	1,465.2	1,568.6
Blackhawk	1,074.2	906.8	701.1
Total	$7,916.9	$9,067.8	$8,996.6

Income (loss) from discontinued operations, before income taxes:
CSL (1)	$286.2	$442.3	$462.3
Dominick's	(92.0)	(50.4)	(38.7)
Blackhawk	84.4	74.2	60.5
Total	$278.6	$466.1	$484.1

Gain (loss) on sale or disposal of operations, net of lease exit costs, before income taxes:
CSL (2)	$4,783.1	$—	$—
Dominick's	(493.1)	—	—
Genuardi's	—	52.4	—
Total	$4,290.0	$52.4	$—

Total income from discontinued operations before income taxes	$4,568.6	$518.5	$484.1
Income taxes on discontinued operations	(1,263.5)	(169.6)	(295.4)
Income from discontinued operations, net of tax	$3,305.1	$348.9	$188.7

(1) For CSL, 2013 reflects 44 weeks of activity compared to 52 weeks in 2012 and 2011.
(2) In accordance with ASU No. 2013-05, "Parent's Accounting for the Cumulative Translation Adjustment upon Derecognition of Certain Subsidiaries or Groups of Assets within a Foreign Entity or of an Investment in a Foreign Entity," the Company transferred the cumulative translation adjustment relating to Canadian operations from Accumulated Other Comprehensive Loss on the balance sheet to gain on the Sale of Canadian Operations.

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note C:  Blackhawk

Initial Public Offering of Blackhawk On April 24, 2013, Blackhawk, a Safeway subsidiary, completed its initial public offering of 11.5 million shares of its Class A common stock at $23.00 per share on the NASDAQ Global Select Market, which included the exercise by the underwriters for the offering of an option to purchase 1.5 million shares of Class A common stock. The offering consisted solely of shares offered by existing stockholders, including Safeway.  As part of the IPO, Safeway sold 11.3 million shares of Class A common stock of Blackhawk for proceeds of $243.6 million ($238.0 million, net of professional service fees), reducing the Company's ownership from approximately 95% to approximately 73% of Blackhawk's total outstanding shares of common stock.  Safeway recorded these net proceeds as an increase to Additional Paid-In Capital and used these net proceeds to reduce debt. Additionally, the Company recorded a $76.5 million tax liability on the sale of these shares as a reduction to Additional Paid-In Capital and $5.8 million as an increase to tax expense, which has been recast as discontinued operations in the consolidated statements of income. The taxes were  paid in the fourth quarter of 2013. Additionally, Safeway incurred a $17.9 million deferred tax expense related to the retained shares in Blackhawk. This deferred tax expense has been recast as discontinued operations in the consolidated statements of income. The net proceeds from the IPO and the related tax payments were recorded as discontinued operations in the consolidated statement of cash flows.

Distribution of Blackhawk As of December 28, 2013, Safeway owned 37.8 million shares, or approximately 72.2%, of Blackhawk, which the Company distributed to its stockholders on April 14, 2014. See Note B.

Acquisitions On November 29, 2013, Blackhawk acquired 100% of the outstanding common stock of Retailo, a German privately-held company which is a third-party gift card distribution network in Germany, Austria and Switzerland. Blackhawk acquired Retailo for total purchase consideration of $70.2 million. The following table summarizes the purchase price allocation which was based upon the estimated fair value of each asset and liability (in millions).

Settlement receivables	$18.1
Settlement payables	(14.8)
Other liabilities, net	(0.7)
Deferred income taxes, net	(7.4)
Identifiable technology and intangible assets	45.7
Noncontrolling interests	(6.9)
Goodwill (1)	36.2
Total consideration	$70.2

(1)	See Note D.
Noncontrolling interests result from third-party ownership interests in certain subsidiaries of Retailo.
The following table summarizes the components of the identifiable technology and intangible assets of Retailo and their estimated useful lives at the acquisition date (dollars in millions).

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

	Fair Value	Useful life
Distribution partner relationships	$38.0	15 years
Customer relationships	5.5	8 years	-	10 years
Technology	1.9	3 years
Trade name	0.3	3 years
	$45.7

On November 12, 2013, Blackhawk acquired substantially all of the net assets of InteliSpend from Maritz Holdings Inc., a privately-held company, for total purchase consideration of $97.5 million. InteliSpend delivers intelligent prepaid solutions for business needs: employee rewards, wellness, sales incentives, expense management and promotional programs. The following table summarizes the purchase price allocation which was based upon the estimated fair value of each asset and liability (in millions).

Cash and cash equivalents	$15.0
Trading securities	29.4
Accounts receivable	7.9
Cardholder liabilities	(31.4)
Customer deposits	(12.5)
Other tangible assets, net	(4.0)
Deferred taxes	(0.3)
Identifiable technology and intangible assets	39.2
Goodwill (1)	54.2
Total consideration	$97.5

(1)	See Note D.
Blackhawk sold the trading securities for cash on the day after closing and presents this sale as an inflow from investing activities from discontinued operations in the accompanying consolidated statements of cash flows.

The following table summarizes the components of the identifiable technology and intangible assets of InteliSpend and their estimated useful lives at the acquisition date (dollars in millions).

	Fair Value	Useful life
Customer relationships	$23.9	7 years	-	14 years
Back-log	9.3	1 year	-	3 years
Patent	3.3	5 years
Technology	2.4	5 years
Trade name	0.3	4 years
	$39.2

The cash used for these business acquisitions, net of the cash acquired, was recorded as an investing activity used in discontinued operations in the consolidated statement of cash flows.

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note D: Goodwill
Goodwill represents the excess of cost of an acquired business over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed in a business combination. Goodwill is not subject to amortization but must be evaluated for impairment.
Safeway tests goodwill for impairment annually (on the first day of the fourth quarter) or whenever events or circumstances indicate that it is more likely than not that the fair value of a reporting unit is below its carrying value.

The impairment test is a two-step process. In the first step, the Company determines if the fair value of the reporting units is less than the book value. Under generally accepted accounting principles, a reporting unit is either the equivalent to, or one level below, an operating segment. Each reporting unit constitutes a business for which discrete financial information is available and for which management regularly reviews the operating results. Safeway's operating segments are our retail divisions. Safeway's reporting units are generally consistent with its operating segments.

If Safeway concludes that fair value is greater than the book value, Safeway does not have to proceed to step two, and Safeway can conclude there is no goodwill impairment. If the Company concludes that the fair value of a reporting unit is less than book value, the Company must perform step two, in which it calculates the implied fair value of goodwill and compares it to carrying value. If the carrying value of goodwill exceeds the implied fair value of goodwill, such excess represents the amount of goodwill impairment.

Determining the fair value of a reporting unit involves the use of significant estimates and assumptions. The estimated fair value of each reporting unit is based on an average of the guideline company method and the discounted cash flow method. These methods are based on historical and forecasted amounts specific to each reporting unit and consider sales, gross profit, operating profit and cash flows and general economic and market conditions, as well as the impact of planned business and operational strategies. Safeway bases its fair value estimates on assumptions it believes to be reasonable at the time, but such assumptions are subject to inherent uncertainty. Measuring the fair value of reporting units would constitute a Level 3 measurement under the fair value hierarchy. See Note H for a discussion of levels.
Based upon the results of our 2013, 2012 and 2011 analyses, no impairment of goodwill was indicated in 2013, 2012 or 2011.

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

A summary of changes in Safeway’s goodwill by geographic area is as follows (in millions):

		2013				2012
	U.S.	Canada		Total	U.S.	Canada	Total
Balance – beginning of year:
Goodwill	$4,364.9	$97.9		$4,462.8	$4,364.9	$96.2	$4,461.1
Accumulated impairment charges	(3,991.3)	—		(3,991.3)	(3,991.3)	—	(3,991.3)
	373.6	97.9		471.5	373.6	96.2	469.8
Activity during the year:
Disposal of CSL goodwill	—	(97.9)	(1)	(97.9)	—	—	—
Blackhawk acquisition of Retailo (2)	36.2	—		36.2	—	—	—
Blackhawk acquisition of InteliSpend (2)	54.2	—		54.2	—	—	—
Other adjustments (3)	0.5	—		0.5	—	1.7	1.7
	90.9	(97.9)		(7.0)	—	1.7	1.7
Balance – end of year (4):
Goodwill	4,455.8	—		4,455.8	4,364.9	97.9	4,462.8
Accumulated impairment charges	(3,991.3)	—		(3,991.3)	(3,991.3)	—	(3,991.3)
	$464.5	$—		$464.5	$373.6	$97.9	$471.5

(1)	See Note B.

(2)	See Note C.

(3)	Represents foreign currency translation.

(4)	Blackhawk goodwill was $133.5 million at year-end 2013 and $42.7 million at year-end 2012.

Note E:  Store Lease Exit Costs and Impairment Charges
Impairment Write-Downs  Safeway recognized impairment charges on the write-down of long-lived assets of $35.6 million in 2013, $33.6 million in 2012 and $33.1 million in 2011. These charges are included as a component of operating and administrative expense.
Store Lease Exit Costs  The reserve for store lease exit costs includes the following activity for 2013, 2012 and 2011 (in millions):

	2013	2012	2011
Beginning balance	$76.5	$77.0	$94.0
Provision for estimated net future cash flows of additional closed stores (1)	6.1	19.4	2.8
Provision for estimated net future cash flows of Dominick's closed stores (2)	113.6	—	—
Net cash flows, interest accretion, changes in estimates of net future cash flows	(15.2)	(19.9)	(19.8)
Ending balance	$181.0	$76.5	$77.0

(1)
Estimated net future cash flows represents future minimum lease payments and related ancillary costs from the date of closure to the end of the remaining lease term, net of estimated cost recoveries that may be achieved through subletting properties or through favorable lease terminations.

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(2)	Estimated net future cash flows for Dominick's stores closed during the fourth quarter of 2013.
Store lease exit costs are included as a component of operating and administrative expense, with the exception of Dominick's locations closed in the fourth quarter of 2013 which are included in the loss on disposal of operations. For all stores, the liability is included in accrued claims and other liabilities.

Note F:  Financing
Notes and debentures were composed of the following at year end (in millions):

	2013	2012
Commercial paper	$—	$—
Bank credit agreement, unsecured	—	—
Term credit agreement, unsecured	400.0	700.0
Other bank borrowings, unsecured	—	2.8
Mortgage notes payable, secured	46.8	48.3
Floating Rate Senior Notes due 2013, unsecured	—	250.0
3.00% Second Series Notes due 2014, unsecured [1]	—	302.2
6.25% Senior Notes due 2014, unsecured	—	500.0
5.625% Senior Notes due 2014, unsecured	250.0	250.0
3.40% Senior Notes due 2016, unsecured	400.0	400.0
6.35% Senior Notes due 2017, unsecured	500.0	500.0
5.00% Senior Notes due 2019, unsecured	500.0	500.0
3.95% Senior Notes due 2020, unsecured	500.0	500.0
4.75% Senior Notes due 2021, unsecured	400.0	400.0
7.45% Senior Debentures due 2027, unsecured	150.0	150.0
7.25% Senior Debentures due 2031, unsecured	600.0	600.0
Other notes payable, unsecured	21.4	22.6
	3,768.2	5,125.9
Less current maturities	(252.9)	(294.0)
Long-term portion	$3,515.3	$4,831.9

(1)	See the caption "Satisfaction and Discharge of Indenture" later in this note.
Commercial Paper  The amount of commercial paper borrowings is limited to the unused borrowing capacity under the bank credit agreement, described in the following paragraph. Safeway classifies commercial paper as long term because the Company intends to and has the ability to refinance these borrowings on a long-term basis through either continued commercial paper borrowings or utilization of the bank credit agreement, which matures in 2015. During 2013, the average commercial paper borrowing was $43.9 million and had a weighted-average interest rate of 0.68%. During 2012, the average commercial paper borrowing was $681.7 million which had a weighted-average interest rate of 0.86%.
Bank Credit Agreement  The Company has a $1,500.0 million credit agreement with a syndicate of banks which has a termination date of June 1, 2015 and provides for two additional one-year extensions of the termination date. The credit agreement provides (i) to Safeway a $1,250.0 million revolving credit facility (the “Domestic Facility”), (ii) to Safeway and CSL a Canadian facility of up to $250.0 million for U.S. Dollar and Canadian Dollar advances and (iii) to Safeway a $400.0 million sub-facility of the Domestic Facility for issuance of standby and commercial letters of credit. The credit agreement also provides for an increase

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

in the credit facility commitments up to an additional $500.0 million, at the option of the lenders and subject to the satisfaction of certain conditions. The restrictive covenants of the credit agreement limit Safeway with respect to, among other things, creating liens upon its assets and disposing of material amounts of assets other than in the ordinary course of business. Additionally, the Company is required to maintain a minimum Adjusted EBITDA, as defined in the credit agreement, to interest expense ratio of 2.0 to 1 and is required to not exceed an Adjusted Debt (total consolidated debt less cash and cash equivalents in excess of $75.0 million) to Adjusted EBITDA ratio of 3.5 to 1. As of December 28, 2013, the Company was in compliance with these covenant requirements. As of December 28, 2013, there were no borrowings, and letters of credit totaled $43.4 million under the Credit Agreement. Total unused borrowing capacity under the credit agreement was $1,456.6 million as of December 28, 2013.

The Sale of Canadian Operations was permitted under the terms of the Credit Agreement. The Company has the option to permanently reduce or terminate the $250.0 million Canadian credit facility.
U.S. borrowings under the credit agreement carry interest at one of the following rates selected by the Company: (1) the prime rate; (2) a rate based on rates at which Eurodollar deposits are offered to first-class banks by the lenders in the bank credit agreement plus a pricing margin based on the Company’s debt rating or interest coverage ratio (the “Pricing Margin”); or (3) rates quoted at the discretion of the lenders. Canadian borrowings denominated in U.S. dollars carry interest at one of the following rates selected by the Company: (a) the Canadian base rate; or (b) the Canadian Eurodollar rate plus the Pricing Margin. Canadian borrowings denominated in Canadian dollars carry interest at one of the following rates selected by the Company: (1) the Canadian prime rate; or (2) the rate for Canadian bankers acceptances plus the Pricing Margin.
During 2013, the Company paid facility fees of 0.15% on the total amount of the credit facility.
Term Credit Agreement Safeway has a $700.0 million term credit agreement with a syndicate of banks which matures on March 19, 2015. The term credit agreement provided an up to $700.0 million three-year and three-month senior term credit facility available to Safeway. Loans under the term credit agreement carry interest, at Safeway’s option, at either a Base Rate (as defined in the Term Credit Agreement) plus a pricing margin or a Eurodollar Rate (as defined in the Term Credit Agreement) plus a pricing margin. The Term Credit Agreement covenants are substantially similar to the covenants contained in Safeway's existing bank credit agreement dated as of June 1, 2011, as previously disclosed under the caption "Bank Credit Agreement." As of December 28, 2013, the Company was in compliance with these covenant requirements. As of December 28, 2013, there were $400.0 million of outstanding borrowings under the Term Credit Agreement.
Shelf Registration  On October 24, 2011, the Company filed a shelf registration statement (the “Shelf”) with the SEC which enables Safeway to issue an unlimited amount of debt securities and/or common stock. The Shelf expires on October 24, 2014. The Safeway Board of Directors authorized issuance of up to $3.0 billion of securities under the Shelf. As of December 28, 2013, $1.95 billion of securities were available for issuance under the board’s authorization.
Issuances of Senior Unsecured Indebtedness  Safeway issued $250.0 million of Floating Rate Senior Notes on June 14, 2012, which matured on December 12, 2013. The Company did not issue any senior unsecured debt in 2013.
Redemption of Notes In the fourth quarter of 2013, the Company redeemed $500.0 million of 6.25% Senior Notes due March 15, 2014. This redemption resulted in a make-whole premium of $6.7 million, before tax, which is classified in Other Income on the consolidated income statement.
Satisfaction and Discharge of Indenture In the fourth quarter of 2013, the Company deposited CAD304.5 million (USD292.2 million) in an account with the Trustee under the indenture governing the CAD300.0 million (USD287.9 million), 3.00% Second Series Notes due March 31, 2014. Safeway met the conditions for

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

satisfaction and discharge of the Company's obligations under the indenture and as a result, extinguished the CAD300.0 million (USD287.9 million) notes and CAD304.5 million (USD292.2 million) cash from the consolidated balance sheet.
Mortgage Notes Payable  Mortgage notes payable at year-end 2013 have remaining terms ranging from less than two years to eight years, had a weighted-average interest rate during 2013 of 5.57% and are secured by properties with a net book value of approximately $89.6 million.
Other Notes Payable  Other notes payable at year-end 2013 have remaining terms ranging from one year to 22 years and had a weighted average interest rate of 6.73% during 2013.
Annual Debt Maturities  As of year-end 2013, annual debt maturities (principal payments only) were as follows (in millions). Many of the notes payable include make-whole provisions:

2014	$252.9
2015	442.2
2016	402.0
2017	501.9
2018	3.4
Thereafter	2,165.8
$3,768.2
Letters of Credit  The Company had letters of credit of $44.7 million outstanding at year-end 2013, of which $43.4 million were issued under the credit agreement. The letters of credit are maintained primarily to support performance, payment, deposit or surety obligations of the Company. The Company pays commissions ranging from 0.15% to 1.10% on the face amount of the letters of credit.
Fair Value  At year-end 2013 and year-end 2012, the estimated fair value of debt, including current maturities, was $3,949.7 million and $5,408.2 million, respectively.

Note G: Financial Instruments
Safeway manages interest rate risk through the strategic use of fixed- and variable-interest rate debt and, from time to time, interest rate swaps. The Company does not utilize financial instruments for trading or other speculative purposes, nor does it utilize leveraged financial instruments.  At year-end 2013, the Company had no interest rate swaps outstanding.
Note H:  Fair Value Measurements
The accounting guidance for fair value measurements prioritizes the inputs used in measuring fair value into the following hierarchy:

Level 1	Quoted prices (unadjusted) in active markets for identical assets or liabilities;
Level 2	Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable;
Level 3	Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following table presents assets and liabilities which are measured at fair value on a recurring basis at December 28, 2013 (in millions):

	Fair Value Measurements
Assets:	Total	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash equivalents:
Term deposits	$2,818.0	$—	$2,818.0	$—
Money market	449.0	449.0	—	—
Bankers' acceptances	309.6	—	309.6	—
Commercial paper	274.0	—	274.0	—
Short-term investments (1)	81.0	42.0	39.0	—
Non-current investments (2)	38.0	—	38.0	—
Total	$3,969.6	$491.0	$3,478.6	$—
Liabilities:
Contingent consideration (3)	$2.9	$—	$—	$2.9
Total	$2.9	$—	$—	$2.9

(1)	Included in Prepaid Expenses and Other Current Assets on the balance sheet.

(2)	Included in Other Assets on the balance sheet.

(3)	Included in Other Accrued Liabilities and Accrued Claims and Other Liabilities on the balance sheet.
A reconciliation of the beginning and ending balances for Level 3 liabilities for the year ended December 28, 2013 follows (in millions):

Contingent consideration
Balance, beginning of year	$21.8
Settlements	(4.2)
Gains	(14.7)
Balance, end of year	$2.9

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following table presents assets and liabilities which are measured at fair value on a recurring basis at December 29, 2012 (in millions):

	Fair Value Measurements
Assets:	Total	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash equivalents	$96.5	$91.0	$5.5	$—
Short-term investments (1)	44.2	14.5	29.7	—
Non-current investments (2)	33.9	—	33.9	—
Total	$174.6	$105.5	$69.1	$—
Liabilities:
Contingent consideration (3)	$21.8	$—	$—	$21.8
Total	$21.8	$—	$—	$21.8

(1)	Included in Prepaid Expenses and Other Current Assets on the balance sheet.

(2)	Included in Other Assets on the balance sheet.

(3)	Included in Accrued Claims and Other Liabilities on the balance sheet.
A reconciliation of the beginning and ending balances for Level 3 liabilities for the year ended December 29, 2012 follows (in millions):

Contingent consideration
Balance, beginning of year	$26.3
Settlements	(1.5)
Unrealized gains	(3.0)
Balance, end of year	$21.8
In determining the fair value of assets and liabilities, the Company maximizes the use of quoted market prices and minimizes the use of unobservable inputs. The Level 1 fair values are based on quoted market values for identical assets. The fair values of Level 2 assets and liabilities are determined using prices from pricing agencies and financial institutions that develop values based on observable inputs in active markets. Level 3 fair values are determined from industry valuation models based on externally developed inputs.
In connection with the Company’s evaluation of long-lived assets for impairment, certain long-lived assets were measured at fair value on a nonrecurring basis using Level 3 inputs as defined in the fair value hierarchy. Fair value of long-lived assets is determined by estimating the amount and timing of net future cash flows (including rental expense for leased properties, sublease rental income, common area maintenance costs and real estate taxes) and discounting them using a risk-adjusted rate of interest. Safeway estimates future cash flows based on its experience and knowledge of the market in which the store is located and, when necessary, uses real estate brokers. During fiscal 2013, long-lived assets with a carrying value of $63.5 million were written down to their estimated fair value of $27.9 million, resulting in an impairment charge of $35.6 million. During fiscal 2012, long-lived assets with a carrying value of $51.8 million were written down to their estimated fair value of $18.2 million, resulting in an impairment charge of $33.6 million.

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note I: Lease Obligations
At year-end 2013, Safeway leased approximately 54% of its stores. Most leases have renewal options, typically with increased rental rates during the option period. Certain of these leases contain options to purchase the property at amounts that approximate fair market value.
As of year-end 2013, future minimum rental payments applicable to non-cancelable capital and operating leases with remaining terms in excess of one year were as follows (in millions):

	Capital leases	Operating leases
2014	$83.7	$464.4
2015	80.8	425.3
2016	73.7	392.5
2017	64.3	347.7
2018	55.1	297.0
Thereafter	298.4	1,781.1
Total minimum lease payments	656.0	$3,708.0
Less amounts representing interest	(231.2)
Present value of net minimum lease payments	424.8
Less current obligations	(49.3)
Long-term obligations	$375.5
Future minimum lease payments under non-cancelable capital and operating lease agreements have not been reduced by future minimum sublease rental income of $173.6 million.
Amortization expense for property under capital leases was $46.1 million in 2013, $26.3 million in 2012 and $24.6 million in 2011. Accumulated amortization of property under capital leases was $251.9 million at year-end 2013 and $223.1 million at year-end 2012.
The following schedule shows the composition of total rental expense for all operating leases (in millions):

	2013	2012	2011
Property leases:
Minimum rentals	$365.5	$365.7	$363.6
Contingent rentals (1)	7.3	7.7	7.6
Less rentals from subleases	(11.1)	(9.4)	(8.0)
	361.7	364.0	363.2
Equipment leases	20.4	20.4	20.1
	$382.1	$384.4	$383.3

(1)	In general, contingent rentals are based on individual store sales.

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note J: Interest Expense
Interest expense consisted of the following (in millions):

	2013	2012	2011
Commercial paper	$3.2	$6.0	$1.6
Bank credit agreement	1.9	1.7	1.6
Term credit agreement	7.3	8.7	—
Mortgage notes payable	2.7	1.8	0.6
6.50% Senior Notes due 2011	—	—	5.3
5.80% Senior Notes due 2012	—	29.1	46.4
Floating Rate Senior Notes due 2013	4.3	2.7	—
3.00% Second Series Notes due 2014	7.4	9.0	6.8
6.25% Senior Notes due 2014	29.9	31.3	31.3
5.625% Senior Notes due 2014	14.1	14.1	14.1
3.40% Senior Notes due 2016	13.6	13.6	1.0
6.35% Senior Notes due 2017	31.8	31.8	31.8
5.00% Senior Notes due 2019	25.0	25.0	25.0
3.95% Senior Notes due 2020	19.7	19.7	19.7
4.75% Senior Notes due 2021	19.0	19.0	1.4
7.45% Senior Debentures due 2027	11.2	11.2	11.2
7.25% Senior Debentures due 2031	43.5	43.5	43.5
Other notes payable	1.8	1.7	2.1
Obligations under capital leases	38.0	39.7	43.7
Amortization of deferred finance costs	7.4	6.9	4.9
Interest rate swap agreements	—	(5.0)	(9.9)
Capitalized interest	(8.8)	(10.9)	(14.0)
	$273.0	$300.6	$268.1

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note K:  Capital Stock
Shares Authorized and Issued  Authorized preferred stock consists of 25.0 million shares, of which none were outstanding during 2013, 2012 or 2011. Authorized common stock consists of 1.5 billion shares at $0.01 par value per share. Common stock outstanding at year-end 2013 was 230.1 million shares (net of 14.1 million shares of treasury stock) and 239.5 million shares at year-end 2012 (net of 365.8 million shares of treasury stock).
Shares Repurchased  Safeway repurchased 19.5 million shares of common stock at an average cost of $33.93 per share and a total cost of $663.7 million (including commissions) during 2013, 57.6 million shares at an average cost of $21.51 and a total cost of $1,240.3 million (including commissions) during 2012 and 76.1 million shares at an average cost of $20.85 and a total cost of $1,588.2 million (including commissions)during 2011.
Retirement of Treasury Stock In 2013, the Company retired 371.6 million shares of its repurchased common stock. The par value of the repurchased shares was charged to common stock with the excess purchase price over par value allocated between paid-in capital and retained earnings.
Stockholder Rights Plan  In September 2013, Safeway adopted a one-year stockholder rights plan. Under the plan, one preferred stock purchase right was distributed for each share of common stock held by stockholders of record on September 30, 2013. Under certain circumstances, the rights will become exercisable and each right will entitle stockholders to buy one one-thousandth of a share of Series A Junior Participating Preferred Stock of the Company at an exercise price of $100. In general, the rights become exercisable at the close of business on the tenth business day following (i) public announcement that a person or group acquired 10% (15% in the case of a passive institutional investor) or more of our common stock or (ii) commencement or announcement of a tender offer for 10% (15% in the case of a passive institutional investor) or more of our common stock. The Company's Board of Directors is entitled to redeem the rights at $0.01 per right at any time before a person or group has acquired 10% or more (15% or more in the case of a passive institutional investor) of the outstanding common stock. The rights will expire on September 15, 2014, subject to the Company's right to extend such date, unless earlier redeemed or exchanged by the Company or terminated.
Subject to limited exceptions, if a person or group acquires 10% or more of the outstanding common stock (15% or more in the case of a passive institutional investor) of the Company (including in the form of synthetic ownership through derivative positions), each right (other than those held by that person or group) will become exercisable and entitle its holder to purchase, at the right's then-current exercise price, a number of shares of common stock having a market value at that time of twice the right's exercise price. If the Company is acquired in a merger or other business combination transaction that has not been approved by the Board of Directors after the rights become exercisable, each right will entitle its holder to purchase, at the right's then-current exercise price, a number of shares of the acquiring company's common stock having a market value at that time of twice the right's exercise price.
Stock Option Plans  Under Safeway’s stock option plans, the Company may grant incentive and non-qualified options to purchase common stock at an exercise price equal to or greater than the fair market value at the grant date. Options generally vest over four or five years. Vested options are exercisable in part or in full at any time prior to the expiration date of six to 10 years from the date of the grant.
1999 Amended and Restated Equity Participation Plan  Under the 1999 Amended and Restated Equity Participation Plan (the “1999 Plan”), options generally vest over four, five or seven years. Although the 1999 Plan remains in full force and effect, there will be no more grants under this plan. Vested options are exercisable in part or in full at any time prior to the expiration date of six to 10 years from the date of the grant. Shares issued as a result of stock option exercises will be funded with the issuance of new shares. The 2007 Equity and Incentive Award Plan (the “2007 Plan”) and the 2011 Equity and Incentive Award Plan (the "2011 Plan"), discussed below, succeed the 1999 Plan.
2007 Equity and Incentive Award Plan  In May 2007, the stockholders of Safeway approved the 2007 Plan. Under the 2007 Plan, Safeway may grant or issue stock options, stock appreciation rights, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof. Safeway may grant incentive and non-qualified options to purchase common stock at an exercise price equal to or greater than the fair market value at the grant date. Options to purchase 7.6 million shares were available for grant at December 28, 2013 under this plan. Shares issued as a result of the 2007 Plan may be treasury shares, authorized but unissued shares or shares purchased in the open market.
2011 Equity and Incentive Award Plan In May 2011, the stockholders of Safeway approved the 2011 Plan. Under the 2011 Plan, Safeway may grant or issue stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, dividend equivalents, performance awards and stock payments, or any combination thereof to participants other than Safeway's Chief Executive Officer. Safeway may grant incentive and non-qualified options to purchase common stock at an exercise price equal to or greater than the fair market value at the grant date. At December 28, 2013, 8.7 million shares of common stock were available for issuance under this plan. Shares issued as a result of the 2011 Plan may be treasury shares, authorized but unissued shares or shares purchased in the open market.
Restricted Stock  The Company awarded 747,708 shares, 695,816 shares and 1,470,625 shares of restricted stock in 2013, 2012 and 2011, respectively, to certain officers and key employees. These shares vest over a period of between three to five years and are subject to certain transfer restrictions and forfeiture prior to vesting. Deferred stock compensation, representing the fair value of the stock at the measurement date of the award, is amortized to compensation expense over the vesting period. The amortization of restricted stock resulted in compensation expense for continuing operations of $15.8 million in 2013, $13.1 million in 2012 and $10.5 million in 2011.
Performance Share Awards In 2013 and 2012, Safeway granted performance share awards to certain executives. These performance share awards, covering a target of approximately 1.2 million shares in 2013 and 1.1 million shares in 2012, will vest over three years and are subject to the achievement of earnings per share goals determined on a compound annual growth rate basis relative to the S&P 500. If these goals are achieved above a certain level and Safeway meets certain Total Shareholder Return criteria, certain executives may receive additional shares of stock above the target number of performance shares, subject to a specified maximum. Likewise, executives may earn less than the target number of performance shares. The Company recorded $14.9 million in expense in 2013 and $9.8 million in expense in 2012 related to these awards based on the expected achievement of the performance target. The payouts related to all active awards, if earned, will be settled in the Company’s common stock after the end of each performance period.
 Activity in the Company’s stock option plans for the year ended December 28, 2013 was as follows:

	Options	Weighted- average exercise price	Aggregate intrinsic value (in millions)
Outstanding, beginning of year	24,097,393	$25.92	$0.9
2013 Activity:
Granted	2,334,583	24.68
Canceled	(9,087,473)	30.03
Exercised	(9,615,848)	25.02
Outstanding, end of year	7,728,655	$21.85	$82.3
Exercisable, end of year (1)	3,168,122	$21.57	$34.6
Vested and expected to vest, end of year (2)	6,424,628	$21.69	$69.5

(1)	The remaining weighted-average contractual life of these options is 4.7 years.

(2)	The remaining weighted-average contractual life of these options is 6.1 years.

Weighted-average fair value of options granted during the year:
2011	$5.87
2012	4.50
2013	6.67
The total intrinsic value of options exercised was $47.0 million in 2013, $0.7 million in 2012 and $9.7 million in 2011. As of year-end 2013, there was $57.8 million of total unrecognized compensation cost related to nonvested stock-based compensation arrangements granted under the Company’s stock option plans. That cost is expected to be recognized over a weighted-average period of 2.6 years.
Additional Stock Plan Information  Safeway accounts for stock-based employee compensation in accordance with generally accepted accounting principles for stock compensation. The Company determines fair value of such awards using the Black-Scholes option pricing model. The following weighted-average assumptions used, by year, to value Safeway’s grants are as follows:

	2013			2012			2011
Expected life (in years)	6.25	–	6.5	6.25	–	6.5		6.5
Expected stock volatility	31.6%	–	33.0%	30.6%	–	33.9%	29.8%	–	34.1%
Risk-free interest rate	1.1%	–	2.1%	0.9%	–	1.3%	1.5%	–	2.7%
Expected dividend yield during the expected term	3.5%	–	4.0%	2.8%	–	3.7%	2.2%	–	2.7%
The expected term of the awards was determined utilizing the “simplified method” outlined in SEC Staff Accounting Bulletin No. 107 that utilizes the following formula: (vesting term + original contract term)/2.  Expected stock volatility was determined based upon a combination of historical volatility for periods preceding the measurement date and estimates of implied volatility based upon open interests in traded option contracts on Safeway common stock.  The risk-free interest rate was based on the yield curve in effect at the time the options were granted, using U.S. constant maturities over the expected life of the option.  Expected dividend yield is based on Safeway’s dividend policy at the time the options were granted.
The following table summarizes information about unvested Safeway restricted stock as of December 28, 2013:

	Awards	Weighted- average grant date fair value
Unvested, beginning of year	2,412,830	$22.16
Granted	747,708	23.43
Vested	(672,657)	22.31
Canceled	(255,618)	23.01
Unvested, end of year	2,232,263	$22.45
At the date of vest, the fair value of restricted stock awards vested during the year was $16.4 million in 2013, $14.2 million in 2012 and $6.6 million in 2011. At December 28, 2013, there was $36.2 million of total unrecognized compensation cost related to non-vested restricted stock awards. The cost is expected to be recognized over a weighted average period of 2.7 years.
Total share-based compensation expenses for continuing operations recognized as a component of operating and administrative expense is as follows (in millions):

	2013	2012	2011
Share-based compensation expense	$50.4	$48.4	$44.4
Income tax benefit	(19.6)	(18.7)	(17.2)
Share-based compensation expense recognized in earnings, net of tax	$30.8	$29.7	$27.2

Note L:  Taxes on Income
The components of income before income tax expense are as follows (in millions):

	2013	2012	2011
Domestic	$258.3	$370.7	$404.8
Foreign	(6.7)	(8.5)	(6.8)
	$251.6	$362.2	$398.0

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The components of income tax expense are as follows (in millions):

	2013	2012	2011
Current:
Federal	$301.7	$146.9	$106.8
State	11.8	5.1	19.6
Foreign	(2.4)	(2.9)	(2.7)
	311.1	149.1	123.7
Deferred:
Federal	(273.9)	(35.4)	(53.8)
State	(2.7)	(0.7)	(1.4)
Foreign	—	—	—
	(276.6)	(36.1)	(55.2)
	$34.5	$113.0	$68.5
Reconciliation of the provision for income taxes at the U.S. federal statutory income tax rate to the Company’s income taxes is as follows (dollars in millions):

	2013	2012	2011
Statutory rate	35%	35%	35%
Income tax expense using federal statutory rate	$88.1	$126.8	$139.3
State taxes on income net of federal benefit	5.9	2.9	11.8
Charitable donations of inventory	(9.6)	(4.3)	(12.0)
U.S. repatriation tax	—	—	(53.8)
Federal tax credits	(11.2)	(2.2)	(12.1)
Reversal of deferred tax liability on life insurance	(17.2)	—	—
Equity earnings of foreign affiliate	(13.3)	(8.4)	(4.6)
Other	(8.2)	(1.8)	(0.1)
	$34.5	$113.0	$68.5

In 2013, Safeway withdrew $68.7 million from the accumulated cash surrender value of corporate-owned life insurance ("COLI") policies purchased in the early 1980s and determined that a majority of the remaining cash surrender value would be received in the future through tax-free death benefits. Consequently, Safeway reversed deferred taxes on that remaining cash surrender value and reduced tax expense by $17.2 million.

Income tax expense decreased by $53.8 million in 2011 as a result of a change in repatriation policy regarding the Company’s investment in Casa Ley.

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Significant components of the Company’s net deferred tax liability at year end are as follows (in millions):

	2013	2012
Deferred tax assets:
Pension liability	$279.8	$293.3
Workers’ compensation and other claims	152.0	189.7
Employee benefits	155.7	202.8
Accrued claims and other liabilities	92.4	95.3
Reserves not currently deductible	63.8	37.4
Federal deduction of state taxes	51.2	7.7
Foreign tax credit carryforwards	—	37.9
State tax credit carryforwards	21.3	27.7
Operating loss carryforwards	8.8	1.9
Other assets	9.5	3.1
	834.5	896.8
Valuation Allowance	—	(27.1)
	$834.5	$869.7

	2013	2012
Deferred tax liabilities:
Property	$(430.0)	$(662.4)
Inventory	(273.3)	(314.5)
Investment in Blackhawk	(17.9)	—
Investments in foreign operations	(6.5)	(19.4)
	(727.7)	(996.3)
Net deferred tax asset (liability)	$106.8	$(126.6)
Deferred tax assets and liabilities are reported in the balance sheet as follows (in millions):

	2013	2012
Current deferred tax assets (1)	$51.8	$1.1
Noncurrent deferred tax assets (2)	55.0	81.2
Current deferred tax liability	—	(30.4)
Noncurrent deferred tax liability	—	(178.5)
Net deferred tax asset (liability)	$106.8	$(126.6)
(1) Included in Prepaid Expenses and Other Current Assets.
(2) Included in Other Assets.
At December 28, 2013, the Company had net operating loss carryforwards for federal income tax purposes of approximately $4.5 million which expire at various dates from 2023 to 2024. The Company also had foreign net operating loss carryforwards of $20.2 million which do not expire. In addition, the Company had state tax credit carryforwards of $32.5 million which expire in 2023.
At December 29, 2012, the Company had foreign tax credit carryforwards of $37.9 million which would normally expire in 2021. A valuation allowance was recorded against $27.1 million of these carryforwards.

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The valuation allowance is recorded when it becomes more likely than not that a portion of the deferred tax asset will not be realized. As a result of the sale of its Canadian operations the Company was able to utilize the foreign tax credit carryforwards in 2013.
At year-end 2013, no deferred tax liability has been recognized for the $170.0 million of unremitted foreign earnings because the Company intends to utilize those earnings in the foreign operations for an indefinite period of time. If Safeway did not consider these earnings to be indefinitely reinvested, the deferred tax liability would have been in the range of $25 million to $75 million at year-end 2013.
A reconciliation of the beginning and ending amount of unrecognized tax benefits follows (in millions):

	2013	2012	2011
Balance at beginning of year	$119.4	$161.3	$159.9
Additions based on tax positions related to the current year	75.6	2.7	17.8
Reduction for tax positions of current year	(4.9)	—	—
Additions for tax positions of prior years	0.2	2.2	0.5
Reductions for tax positions of prior years	(47.1)	(46.9)	(3.5)
Foreign currency translation	(0.3)	0.1	(0.1)
Expiration of statute of limitations	(1.3)	—	—
Settlements	(4.1)	—	(13.3)
Balance at end of year	$137.5	$119.4	$161.3
As of December 28, 2013, December 29, 2012 and December 31, 2011, the balance of unrecognized tax benefits included tax positions of $60.1 million (net of tax), $42.9 million (net of tax) and $43.1 million (net of tax), respectively, that would reduce the Company’s effective income tax rate if recognized in future periods.
Continuing operations income tax expense in 2013, 2012 and 2011 included benefits of $5.9 million (net of tax), $5.6 million (net of tax) and expense of $0.2 million (net of tax), respectively, related to interest and penalties. As of December 28, 2013 and December 29, 2012, the Company’s accrual for net interest and penalties were receivables of $5.2 million and $3.3 million, respectively.
The Company and its domestic subsidiaries file income tax returns with federal, state and local tax authorities within the United States. The Company’s foreign affiliates file income tax returns in various foreign jurisdictions, the most significant of which are Canada and certain of its provinces. The Company expects that it will no longer be subject to federal income tax examinations for fiscal years before 2007, and is no longer subject to state and local income tax examinations for fiscal years before 2006. With limited exceptions, including proposed deficiencies which the Company is protesting, Safeway’s Canadian affiliates are no longer subject to examination by Canada and certain of its provinces for fiscal years before 2006.

The Company does not anticipate that total unrecognized tax benefits will change significantly in the next 12 months.

Note M:  Employee Benefit Plans
Pension Plans  The Company maintains defined benefit, non-contributory retirement plans for substantially all of its employees not participating in multiemployer pension plans. Safeway recognizes the funded status of its retirement plans on its consolidated balance sheet.
Other Post-Retirement Benefits  In addition to the Company’s pension plans, the Company sponsors plans that provide postretirement medical and life insurance benefits to certain employees. Retirees share a portion of the cost of the postretirement medical plans. Safeway pays all the costs of the life insurance plans.

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The Company also sponsors a Retirement Restoration Plan that provides death benefits and supplemental income payments for senior executives after retirement. All of these Other Post-Retirement Benefit Plans are unfunded.
Canadian Pension and Other Post-Retirement Plans  Sobeys assumed Safeway's Canadian pension and post-retirement plan obligations as part of the overall purchase of Safeway's Canadian operations in November 2013. Accordingly, the activity in these plans are not included in this footnote unless otherwise noted.
The following table provides a reconciliation of the changes in the retirement plans’ benefit obligation and fair value of assets over the two-year period ended December 28, 2013 and a statement of the funded status as of year-end 2013 and year-end 2012 (in millions):

	Pension		Other Post-Retirement Benefits
	2013	2012	2013	2012
Change in projected benefit obligation:
Beginning balance	$2,635.4	$2,424.5	$135.0	$131.1
Service cost	42.0	40.3	0.7	0.6
Interest cost	85.4	91.8	3.2	3.6
Plan amendments	0.2	0.4	—	—
Actuarial loss (gain)	(56.3)	176.0	(5.0)	6.6
Plan participant contributions	—	—	1.0	1.0
Benefit payments	(133.3)	(131.6)	(7.2)	(7.3)
Change in projected benefit obligation related to CSL	(39.5)	34.0	1.3	(0.6)
Disposal of CSL	(510.5)	—	(49.5)	—
Ending balance	$2,023.4	$2,635.4	$79.5	$135.0
Change in fair value of plan assets:
Beginning balance	$1,845.7	$1,641.4	$—	$—
Actual return on plan assets	268.6	179.3	—	—
Employer contributions	50.1	104.1	6.2	6.3
Plan participant contributions	—	—	1.0	1.0
Benefit payments	(133.3)	(131.6)	(7.2)	(7.3)
Change in fair value of plan assets related to CSL	32.8	52.5	—	—
Disposal of CSL	(419.7)	—	—	—
Ending balance	$1,644.2	$1,845.7	$—	$—
Components of net amount recognized in financial position:
Other accrued liabilities (current liability)	$(1.1)	$(2.3)	$(6.2)	$(7.9)
Pension and postretirement benefit obligations (non-current liability)	(378.1)	(787.4)	(73.3)	(127.1)
Funded status	$(379.2)	$(789.7)	$(79.5)	$(135.0)

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Amounts recognized in accumulated other comprehensive income consist of the following (in millions):

	Pension		Other Post-Retirement Benefits
	2013	2012	2013	2012
Net actuarial loss	$365.0	$872.5	$10.6	$25.4
Prior service cost (credit)	14.3	17.3	(1.1)	(3.2)
	$379.3	$889.8	$9.5	$22.2
Safeway expects approximately $43.0 million of the net actuarial pension loss and $9.6 million of the prior service cost to be recognized as a component of net periodic benefit cost in 2014.
Information for Safeway’s pension plans, all of which have an accumulated benefit obligation in excess of plan assets as of year-end 2013 and 2012, is shown below (in millions):

	2013	2012
Projected benefit obligation	$2,023.4	$2,635.4
Accumulated benefit obligation	1,978.3	2,554.4
Fair value of plan assets	1,644.2	1,845.7

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following tables provide the components of net expense for the retirement plans and other changes in plan assets and benefit obligations recognized in other comprehensive income (in millions):

	Pension			Other Post-Retirement Benefits
Components of net expense:	2013	2012	2011	2013	2012	2011
Estimated return on plan assets	$(107.9)	$(101.0)	$(116.0)	$—	$—	$—
Service cost	42.0	40.3	37.8	0.7	0.6	0.6
Interest cost	85.4	91.8	100.0	3.2	3.6	4.4
Settlement loss	—	5.9	1.1	—	—	—
Curtailment loss	—	1.8	—	—	—	—
Amortization of prior service cost (credit)	12.8	15.3	17.4	(0.1)	(0.1)	(0.1)
Amortization of net actuarial loss	77.8	70.3	53.3	0.9	0.5	0.4
Net expense	$110.1	$124.4	$93.6	$4.7	$4.6	$5.3

Changes in plan assets and benefit obligations recognized in other comprehensive income:
Net actuarial (gain) loss	$(216.9)	$97.8	$228.6	$(5.0)	$6.6	$3.4
Recognition of net actuarial loss	(77.8)	(76.3)	(54.4)	(0.9)	(0.5)	(0.4)
Prior service credit	0.2	0.5	1.0	—	—	—
Recognition of prior service (cost) credit	(12.8)	(17.0)	(17.4)	0.1	0.1	0.1
Changes relating to discontinued operations	(55.5)	9.0	87.4	(3.0)	(5.0)	(6.7)
Total recognized in other comprehensive income	(362.8)	14.0	245.2	(8.8)	1.2	(3.6)
Total net expense and changes in plan assets and benefit obligations recognized in comprehensive income	$(252.7)	$138.4	$338.8	$(4.1)	$5.8	$1.7
Prior service costs are amortized on a straight-line basis over the average remaining service period of active participants. Actuarial gains and losses are amortized over the average remaining service life of active participants when the accumulation of such gains and losses exceeds 10% of the greater of the projected benefit obligation and the fair value of plan assets. The Company uses its fiscal year-end date as the measurement date for its plans.

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The actuarial assumptions used to determine year-end projected benefit obligations for pension plans were as follows:

	2013	2012	2011
Discount rate:
United States plans	4.90%	4.20%	4.94%
Canadian plans		4.00%	4.25%
Combined weighted-average rate		4.16%	4.80%
Rate of compensation increase:
United States plans	3.00%	3.00%	3.00%
Canadian plans		2.75%	2.75%
The actuarial assumptions used to determine net periodic benefit costs for pension plans were as follows:

	2013	2012	2011
Discount rate	4.20%	4.94%	5.69%
Expected return on plan assets:	7.50%	7.75%	8.50%
Rate of compensation increase	3.00%	3.00%	3.00%
The Company has adopted and implemented an investment policy for the defined benefit pension plans that incorporates a strategic long-term asset allocation mix designed to meet the Company’s long-term pension requirements. This asset allocation policy is reviewed annually and, on a regular basis, actual allocations are rebalanced to the prevailing targets. The following table summarizes actual allocations for Safeway’s plans (including Canadian plans in 2012) at year-end:

		Plan assets
Asset category	Target	2013	2012
Equity	65%	66.4%	64.3%
Fixed income	35%	31.9%	33.0%
Cash and other	—	1.7%	2.7%
Total	100%	100.0%	100.0%

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The investment policy also emphasizes the following key objectives: (1) maintain a diversified portfolio among asset classes and investment styles; (2) maintain an acceptable level of risk in pursuit of long-term economic benefit; (3) maximize the opportunity for value-added returns from active investment management while establishing investment guidelines and monitoring procedures for each investment manager to ensure the characteristics of the portfolio are consistent with the original investment mandate; and (4) maintain adequate controls over administrative costs.
Expected return on pension plan assets is based on historical experience of the Company’s portfolio and the review of projected returns by asset class on broad, publicly traded equity and fixed-income indices, as well as target asset allocation. Safeway’s target asset allocation mix is designed to meet the Company’s long-term pension requirements.
The fair value of Safeway’s pension plan assets at December 28, 2013, excluding pending transactions of $37.2 million, by asset category are as follows (in millions):

	Fair Value Measurements
Asset category:	Total	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash and cash equivalents (1)	$30.2	$29.0	$1.2	$—
Short-term investment collective trust (2)	18.2	—	18.2	—
Common and preferred stock: (3)
Domestic common and preferred stock	270.4	269.9	0.5	—
International common stock	38.5	38.5	—	—
Common collective trust funds (2)	611.2	—	611.2	—
Corporate bonds (4)	101.1	—	101.1	—
Mortgage- and other asset-backed securities (5)	62.3	—	62.3	—
Mutual funds (6)	183.8	5.9	177.9	—
U.S. government securities (7)	335.8	—	335.7	0.1
Other securities (8)	29.9	3.1	19.0	7.8
Total	$1,681.4	$346.4	$1,327.1	$7.9

(1)	The carrying value of these items approximates fair value.

(2)	These investments are valued based on the Net Asset Value (“NAV”) of the underlying investments and are provided by the fund issuers.

(3)
The fair value of common stock is based on the exchange quoted market prices. When quoted prices are not available for preferred stock, an industry standard valuation model is used which maximizes observable inputs.

(4)
The fair value of corporate bonds is generally based on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for identical or similar bonds, the fair value is based upon an industry valuation model, which maximizes observable inputs.

(5)
The fair value of mortgage- and other asset-backed securities is generally based on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for comparable securities, the fair value is based upon an industry model which maximizes observable inputs.

(6)
These investments are publicly traded investments which are valued using the NAV. The NAV of the mutual funds is a quoted price in an active market. The NAV is determined once a day after the closing of the exchange based upon the underlying assets in the fund, less the fund’s liabilities, expressed on a per-share basis.

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(7)
The fair value of U.S. government securities is based on quoted market prices when available. When quoted prices are not available, the fair value of U.S. government securities is based on yields currently available on comparable securities or on an industry valuation model which maximizes observable inputs.

(8)
Other securities, which consist primarily of U.S. municipal bonds, foreign government bonds and foreign agency securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings.

Also included in Other Securities are exchange-traded derivatives that are valued based on quoted prices in an active market for identical derivatives assets and liabilities. Non-exchange-traded derivatives are valued using industry valuation models, which maximize observable inputs, such as interest-rate yield curve data, foreign exchange rates, and applicable spot and forward rates.
See Note H for a discussion of levels.
A reconciliation of the beginning and ending balances for Level 3 assets for the year ended December 28, 2013 follows (in millions):

	Fair Value Measured Using Significant Unobservable Inputs (Level 3)
	Total	Corporate bonds	Mortgage- and other asset-backed securities	U.S. government securities	Other securities
Balance, beginning of year	$4.0	$3.4	$0.5	$0.1	$—
Purchases, sales, settlements, net	4.0	(3.4)	(0.5)	—	7.9
Unrealized gains	(0.1)	—	—	—	(0.1)
Balance, end of year	$7.9	$—	$—	$0.1	$7.8

The fair value of Safeway’s pension plan assets, including Canadian plans, at December 29, 2012, excluding pending transactions of $19.6 million, by asset category are as follows (in millions):

	Fair Value Measurements
Asset category:	Total	Quoted prices in active markets for identical assets (Level 1)	Significant observable inputs (Level 2)	Significant unobservable inputs (Level 3)
Cash and cash equivalents (1)	$28.6	$24.1	$4.5	$—
Short-term investment collective trust (2)	36.1	—	36.1	—
Common and preferred stock: (3)
Domestic common and preferred stock	256.6	256.1	0.5	—
International common stock	50.6	50.6	—	—
Common collective trust funds (2)	899.9	—	899.9	—
Corporate bonds (4)	96.0	—	92.6	3.4
Mortgage- and other asset-backed securities (5)	62.6	—	62.1	0.5
Mutual funds (6)	136.4	—	136.4	—
U.S. government securities (7)	270.6	—	270.5	0.1
Other securities (8)	27.9	—	27.9	—
Total	$1,865.3	$330.8	$1,530.5	$4.0

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(1)	The carrying value of these items approximates fair value.

(2)	These investments are valued based on the Net Asset Value (“NAV”) of the underlying investments and are provided by the fund issuers.

(3)
The fair value of common stock is based on the exchange quoted market prices. When quoted prices are not available for preferred stock, an industry standard valuation model is used which maximizes observable inputs.

(4)
The fair value of corporate bonds is generally based on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for identical or similar bonds, the fair value is based upon an industry valuation model, which maximizes observable inputs.

(5)
The fair value of mortgage- and other asset-backed securities is generally based on yields currently available on comparable securities of issuers with similar credit ratings. When quoted prices are not available for comparable securities, the fair value is based upon an industry model which maximizes observable inputs.

(6)
These investments are publicly traded investments which are valued using the NAV. The NAV of the mutual funds is a quoted price in an active market. The NAV is determined once a day after the closing of the exchange based upon the underlying assets in the fund, less the fund’s liabilities, expressed on a per-share basis.

(7)
The fair value of U.S. government securities is based on quoted market prices when available. When quoted prices are not available, the fair value of U.S. government securities is based on yields currently available on comparable securities or on an industry valuation model which maximizes observable inputs.

(8)
Other securities, which consist primarily of U.S. municipal bonds, foreign government bonds and foreign agency securities are valued based on yields currently available on comparable securities of issuers with similar credit ratings.

Valuation techniques are described earlier in this note. See Note H for a discussion of levels.
A reconciliation of the beginning and ending balances for Level 3 assets for the year ended December 29, 2012 follows (in millions):

	Fair Value Measured Using Significant Unobservable Inputs (Level 3)
	Total	Corporate bonds	Mortgage- and other asset-backed securities	U.S. government securities
Balance, beginning of year	$2.8	$2.7	$—	$0.1
Purchases, sales, settlements, net	0.4	(0.1)	0.5	—
Unrealized gains	0.8	0.8	—	—
Balance, end of year	$4.0	$3.4	$0.5	$0.1
Contributions  Safeway expects to contribute approximately $13.1 million to its defined benefit pension plan and post-retirement benefit plans in 2014.
Estimated Future Benefit Payments  The following benefit payments, which reflect expected future service as appropriate, are expected to be paid (in millions):

	Pension benefits	Other benefits
2014	$107.3	$6.5
2015	111.4	6.5
2016	114.9	6.5
2017	119.6	6.5
2018	122.0	6.4
2019 – 2023	648.2	31.2

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note N:  Multiemployer Benefit Plans
Multiemployer Pension Plans  Safeway contributes to a number of multiemployer defined benefit pension plans under the terms of collective bargaining agreements that cover its union-represented employees. Benefits generally are based on a fixed amount for each year of service, and, in some cases, are not negotiated with contributing employers or in some cases even known by contributing employers. None of the Company's collective bargaining agreements require that a minimum contribution be made to these plans.
The risks of participating in U.S. multiemployer pension plans are different from single-employer pension plans in the following aspects:

a.	Assets contributed to the multiemployer plan by one employer may be used to provide benefits to employees of other participating employers.

b.	If a participating employer stops contributing to the plan, the unfunded obligations of the plan may be borne by the remaining participating employers.

c.
If Safeway stops participating in some of its multiemployer pension plans, Safeway may be required to pay those plans an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

The Company made and charged to expense contributions of $259.2 million in 2013, $248.7 million in 2012 and $238.2 million in 2011 to these plans for continuing operations.
In 2013, the Company sold all Canadian operations which terminated our obligation to contribute to Canadian multiemployer pension plans. Due to provincial law in Canada, Safeway is not expected to incur multiemployer pension withdrawal liability associated with the sale.
Also in 2013, the Company sold or closed all stores in the Dominick’s division. Safeway participated in four multiemployer pension plans on which withdrawal liability is expected to be incurred due to the Dominick's closure. The Company recorded expense of $310.8 million to discontinued operations in the fourth quarter 2013, which represents the estimated multiemployer pension plan withdrawal liability. Demand letters from the related multiemployer pension plans may be received in 2014, or later. Withdrawal liability is generally paid over time, and as such the Company expects to pay in the range of $10 million to $20 million per year, varying by year, for approximately 20 years. The final amount of the withdrawal liability due will be adjusted once assessments have been received by the plans and the amount of the related payments are known.
All information related to multiemployer pension expense or multiemployer postretirement benefit obligations herein exclude Canada and Dominick’s for all purposes unless otherwise stated.

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Safeway's participation in these plans for the annual period ended December 28, 2013 is outlined in the following tables. All information in the tables is as of December 28, 2013, December 29, 2012 and December 31, 2011 in the columns labeled 2013, 2012 and 2011, respectively, unless otherwise stated. The “EIN-PN” column provides the Employer Identification Number ("EIN") and the Plan Number ("PN"), if applicable. Unless otherwise noted, the most recent Pension Protection Act ("PPA") zone status available in 2013 and 2012 is for the plan's year ending at December 31, 2013, and December 31, 2012, respectively. The zone status is based on information that Safeway received from the plan. Among other factors, generally, plans in critical status (“red zone”) are less than 65 percent funded, plans in endangered or seriously endangered status (“yellow zone” or “orange zone”, respectively) are less than 80 percent funded, and plans at least 80 percent funded are said to be in the “green zone.”  The “FIP/RP status pending/implemented” column indicates plans for which a funding improvement plan ("FIP") or a rehabilitation plan ("RP") is either pending or has been implemented by the trustees of each plan. Information related to the impact of utilization of extended amortization periods on zone status is either not available or not obtainable without undue cost and effort.

Other than the sale of Safeway's Canadian operations and Dominick’s, there have been no significant changes that affect the comparability of 2013, 2012, and 2011 contributions.

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following two tables contain information about Safeway's U.S. multiemployer pension plans.

	EIN - PN	Pension Protection Act zone status		Safeway 5% of total plan contributions		FIP/RP status pending/implemented

Pension fund		2013	2012	2012	2011
UFCW-Northern California Employers Joint Pension Trust Fund	946313554 - 001	Red	Red	Yes	Yes	Implemented
Western Conference of Teamsters Pension Plan	916145047 - 001	Green	Green	No	No	No
Southern California United Food & Commercial Workers Unions and Food Employers Joint Pension Plan	951939092 - 001	Red 3/31/2014	Red 3/31/2013	Yes 3/31/2013	Yes 3/31/2012	Implemented
Food Employers Labor Relations Association and United Food and Commercial Workers Pension Fund	526128473 - 001	Red	Red	Yes	Yes	Implemented
Bakery and Confectionery Union and Industry International Pension Fund	526118572 - 001	Red	Red	Yes	Yes	Implemented
Sound Retirement Trust (formerly Retail Clerks Pension Trust)	916069306 - 001	Red 9/30/2013	Red 9/30/2012	Yes 9/30/2012	Yes 9/30/2011	Implemented
Rocky Mountain UFCW Unions & Employers Pension Plan	846045986 - 001	Green	Green	Yes	Yes	No
Desert States Employers & UFCW Unions Pension Plan	846277982 - 001	Green	Green	Yes	Yes	No
Denver Area Meat Cutters and Employers Pension Plan	846097461 - 001	Green	Green	Yes	Yes	No
Mid-Atlantic UFCW and Participating Employers Pension Fund (4)	461000515 - 001	NA	NA	NA	NA	NA
Oregon Retail Employees Pension Trust	936074377 - 001	Red	Red	Yes	Yes	Implemented
Washington Meat Industry Pension Trust	916134141 - 001	Red 6/30/2014	Red 6/30/2013	Yes 6/30/2012	Yes 6/30/2011	Implemented
Alaska United Food and Commercial Workers Pension Trust	916123694 - 001	Red	Red	Yes	Yes	Implemented
Safeway Multiple Employer Retirement Plan (3)	943019135 - 005	80%+	80%+	No 12/29/2012	No 12/31/2011	NA
Retail Food Employers and UFCW Local 711 Pension Trust Fund	516031512 - 001	Red	Red	Yes	Yes	Implemented
Central Pension Fund of the International Union of Operating Engineers and Participating Employers	366052390 - 001	Green 1/31/2014	Green 1/31/2013	No 1/31/2013	No 1/31/2012	No
Alaska Teamster-Employer Pension Plan	926003463 - 024	Red 6/30/2014	Red 6/30/2013	No 6/30/2012	No 6/30/2011	Implemented

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

	Contributions of Safeway (in millions)			Surcharge imposed (1)	Expiration date of collective bargaining agreements	Total collective bargaining agreements	Most significant collective bargaining agreement(s)
Pension fund	2013	2012	2011				Count	Expiration	% head-count (2)
UFCW-Northern California Employers Joint Pension Trust Fund	$77.4	$72.9	$69.3	No	8/25/2012 to 7/23/2016	20	14	10/11/2014	93%
Western Conference of Teamsters Pension Plan	$45.7	$43.9	$44.2	No	9/29/2012 to 2/25/2017	46	1	10/1/2016	28%
Southern California United Food & Commercial Workers Unions and Food Employers Joint Pension Plan	$42.1	$39.3	$36.8	No	3/2/2014 to 5/4/2014	14	12	3/2/2014	99%
Food Employers Labor Relations Association and United Food and Commercial Workers Pension Fund	$19.5	$23.5	$23.2	No	10/31/2013 to 10/20/2016	7	4	10/29/2016	97%
Bakery and Confectionery Union and Industry International Pension Fund	$13.3	$12.4	$12.1	Yes	8/14/2011 to 9/3/2017	39	5	4/8/2017	39%
Sound Retirement Trust (formerly Retail Clerks Pension Trust)	$12.2	$11.2	$10.1	No	7/6/2013 to 10/5/2016	39	3	5/7/2016	53%
Rocky Mountain UFCW Unions & Employers Pension Plan	$11.4	$11.3	$11.8	No	9/12/2015 to 8/27/2016	45	8	9/12/2015	56%
Desert States Employers & UFCW Unions Pension Plan	$9.5	$10.5	$9.9	No	10/25/2014 to 11/1/2014	4	2	10/25/2014	97%
Denver Area Meat Cutters and Employers Pension Plan	$5.0	$5.0	$5.4	No	9/12/2015 to 7/23/2016	43	8	9/12/2015	53%
Mid-Atlantic UFCW and Participating Employers Pension Fund (4)	$5.0	NA	NA	NA	10/31/2013 to 10/29/2016	7	4	10/29/2016	97%
Oregon Retail Employees Pension Trust	$4.5	$4.2	$4.1	No	8/31/2013 to 11/5/2016	34	4	7/25/2015	43%

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

	Contributions of Safeway (in millions)			Surcharge imposed (1)	Expiration date of collective bargaining agreements	Total collective bargaining agreements	Most significant collective bargaining agreement(s)
Pension fund	2013	2012	2011				Count	Expiration	% head-count (2)
Washington Meat Industry Pension Trust	$3.2	$3.0	$2.7	No	3/15/2014 to 5/7/2016	12	4	5/7/2016	80%
Alaska United Food and Commercial Workers Pension Trust	$2.0	$1.9	$1.9	Yes	1/31/2013 to 12/11/2015	10	1	5/31/2015	49%
Safeway Multiple Employer Retirement Plan (3)	$1.9	$2.4	$—	NA	NA	NA	NA	NA	NA
Retail Food Employers and UFCW Local 711 Pension Trust Fund	$1.6	$1.5	$1.5	No	5/19/2013 to 3/1/2015	3	2	3/1/2015	98%
Central Pension Fund of the International Union of Operating Engineers and Participating Employers	$1.5	$1.5	$1.4	No	6/14/2014 to 4/15/2018	6	2	4/15/2018	45%
Alaska Teamster-Employer Pension Plan	$1.0	$1.0	$1.0	No	3/8/2014 to 10/4/2014	3	2	3/8/2014	85%
Other funds	$2.4	$3.2	$2.8
Total Safeway contributions to U.S. multiemployer pension plans	$259.2	$248.7	$238.2
NA = not applicable.

(1)	PPA surcharges are 5% or 10% of eligible contributions and may not apply to all collective bargaining agreements or total contributions made to each plan.

(2)	Employees on which Safeway may contribute under these most significant collective bargaining agreements as a percent of all employees on which Safeway may contribute to the respective fund.

(3)
The Safeway Multiple Employer Retirement Plan (“SMERP”) is a multiple employer plan as defined in the Internal Revenue Code. However, the SMERP is characterized as a multiemployer plan by the FASB, even though it is not maintained pursuant to any collective bargaining agreements to which Safeway is party. The plan may be subject to statutory annual minimum contributions based on complex actuarial calculations. Additionally, it has no PPA zone status and is not subject to establishment of a funding improvement plan or a rehabilitation plan or other PPA provisions that apply to multiemployer plans.

(4)
The Mid-Atlantic UFCW & Participating Employers Pension Fund is a multiemployer plan effective January 1, 2013 which provides future service benefits to participants who would have otherwise earned future service under the Food Employers Labor Relations Association and United Food and Commercial Workers Pension Fund. The plan is not expected to be subject to zone status certification or notice or establishment of a funding improvement plan or a rehabilitation plan as per section 432(a) of the Internal Revenue Code since those provisions are required for multiemployer plans in effect on July 16, 2006.

At the date the financial statements were issued, Forms 5500 were generally not available for the plan years ending in 2013. Additionally, for the plan year ending March 31, 2011, Safeway contributed more than 5% of the total contributions to the Southern California United Food and Commercial Workers Union and Food Employers Joint Pension Plan.

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Multiemployer postretirement benefit plans other than pensions Safeway contributes to a number of multiemployer postretirement benefit plans other than pensions under the terms of its collective bargaining agreements that cover union-represented employees. These plans may provide medical, pharmacy, dental, vision, mental health and other ancillary benefits to active employees and retirees as determined by the trustees of each plan. These benefits are not vested. A significant portion of Safeway contributions benefit active employees and, as such, may not constitute contributions to a postretirement benefit plan. Safeway is unable to separate all contribution amounts paid to benefit active participants in order to separately report contributions paid to provide postretirement benefits for retirees.

Contributions made by Safeway to health and welfare plans providing active and postretirement benefits were $733.4 million in 2011. Prior to December 28, 2013, certain of these plans split into two plans, separating plans for active employees from plans providing postretirement benefits. This, along with the availability of additional data in 2013 and 2012, allowed for a more precise estimate of contributions for multiemployer postretirement benefit plans other than pension. Based on the data now available, it is estimated that Safeway may have contributed as much as  $302.0 million in 2013 and as much as  $473.3 million in 2012 to fund these plans. Actual funding of postretirement benefit plans other than pensions is likely much lower as this amount continues to include contributions which benefit active employees.

Note O:  Investment in Unconsolidated Affiliates
At year-end 2013, 2012 and 2011, Safeway’s investment in unconsolidated affiliates includes a 49% ownership interest in Casa Ley, which operated 200 food and general merchandise stores in Western Mexico at year-end 2013. See Note U for the Company's consideration to explore alternatives to monetize this investment.
Equity in earnings from Safeway’s unconsolidated affiliates, which is included in other income, was income of $17.6 million in 2013, $17.5 million in 2012 and $13.0 million in 2011.
Note P:  Commitments and Contingencies
Legal Matters  The Company is subject from time to time to various claims and lawsuits arising in the ordinary course of business, including lawsuits involving trade practices, lawsuits alleging violations of state and/or federal wage and hour laws (including alleged violations of meal and rest period laws and alleged misclassification issues), real estate disputes and other matters. Some of these suits purport or may be determined to be class actions and/or seek substantial damages.
In February 2012, Safeway was served with a subpoena issued by a group of California District Attorneys seeking documents and information related to the handling, disposal and reverse logistics of potential hazardous waste within the State. The subject matter of the subpoena relates to the handling and transportation of unsaleable household items, including, but not limited to, cleaners, aerosols, hair shampoos, dye, lotions, light bulbs, batteries, over-the-counter and similar items.
It is management's opinion that although the amount of liability with respect to certain of the above matters cannot be ascertained at this time, any resulting liability of these and other matters, including any punitive damages, will not have a material effect on the Company's financial statements taken as a whole.
Commitments  The Company has commitments under contracts for the purchase of property and equipment and for the construction of buildings, the purchase of energy and other purchase obligations. Portions of such contracts not completed at year end are not reflected in the consolidated financial statements. These purchase commitments were $381.3 million at year-end 2013.

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note Q:  Segments
Safeway’s retail business operates in the United States. Safeway is organized into seven geographic retail operating segments (Denver, Eastern, Northern California, Phoenix, Northwest, Texas and Southern California). Across all seven retail operating segments, the Company operates primarily one store format, where each store offers the same general mix of products with similar pricing to similar categories of customers. Safeway does not operate supercenters, warehouse formats, combination clothing/grocery stores or discount stores.
The seven operating segments have been aggregated into one reportable segment called Safeway, because, in the Company’s judgment, the operating segments have similar historical economic characteristics and are expected to have similar economic characteristics and similar long-term financial performance in the future. The principal measures and factors the Company considered in determining whether the economic characteristics are similar are gross margin percentage, operating profit margin, sales growth, capital expenditures, competitive risks, operational risks and challenges, retail store sales, costs of goods sold and employees. In addition, each operating segment has similar products, similar production processes, similar types of customers, similar methods of distribution and a similar regulatory environment. The Company believes that disaggregating its operating segments would not provide material or meaningful additional information.
The following table presents sales revenue by type of similar product (dollars in millions):

	2013		2012		2011
	Amount	% of total	Amount	% of total	Amount	% of total
Non-perishables (1)	$14,811.7	42.2%	$14,738.0	41.9%	$14,540.5	42.0%
Perishables (2)	12,809.8	36.6%	12,548.1	35.7%	12,595.5	36.3%
Fuel	4,168.4	11.9%	4,594.2	13.1%	4,230.4	12.2%
Pharmacy	2,674.9	7.6%	2,755.4	7.8%	2,780.2	8.0%
Other (3)	600.1	1.7%	525.8	1.5%	509.1	1.5%
Total sales and other revenue	$35,064.9	100.0%	$35,161.5	100.0%	$34,655.7	100.0%

(1)	Consists primarily of grocery, soft drinks and other beverages, general merchandise, meal ingredients, frozen foods and snacks.

(2)	Consists primarily of produce, meat, dairy, bakery, deli, floral and seafood.

(3)	Consists primarily of wholesale sales, commissions on gift cards and other revenue.

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following table presents certain balance sheet information about the Company (in millions):

	Long-lived Assets, Net	Total Assets
2013
Safeway U.S.	$7,457.8	$15,129.9
Blackhawk	79.7	1,952.9
Dominick's assets held for sale		136.7
Total	$7,537.5	$17,219.5
2012
Safeway U.S.	$7,991.1	$11,007.6
Blackhawk	67.0	1,528.1
Canada	1,166.5	2,121.3
Total	$9,224.6	$14,657.0
2011
Safeway U.S.	$8,395.6	$11,690.3
Blackhawk	60.6	1,291.8
Canada	1,181.4	2,091.5
Total	$9,637.6	$15,073.6

Note R:  Income Per Share
The Company computes earnings per share under the two-class method, which is a method of computing earnings per share when an entity has both common stock and participating securities. Unvested restricted stock is considered a participating security because it contains rights to receive nonforfeitable dividends at the same rate as common stock. Under the two-class method, the calculation of basic and diluted earnings per common share excludes the income attributable to participating securities. Additionally, the weighted average shares outstanding exclude the impact of participating securities.

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

The following table provides reconciliations of net earnings and shares used in calculating income per basic common share to those used in calculating income per diluted common share.

(In millions, except per-share amounts)	2013		2012		2011
	Diluted	Basic	Diluted	Basic	Diluted	Basic
Income from continuing operations, net of tax	$217.1	$217.1	$249.2	$249.2	$329.5	$329.5
Distributed and undistributed earnings allocated to participating securities	(2.1)	(2.1)	(2.3)	(2.3)	(2.4)	(2.4)
Income from continuing operations available to common stockholders	215.0	215.0	246.9	246.9	327.1	327.1

Income from discontinued operations, net of tax	3,305.1	3,305.1	348.9	348.9	188.7	188.7
Noncontrolling interest	(14.7)	(14.7)	(1.6)	(1.6)	(1.5)	(1.5)
Income from discontinued operations attributable to Safeway Inc.	3,290.4	3,290.4	347.3	347.3	187.2	187.2
Distributed and undistributed earnings allocated to participating securities	(32.1)	(32.1)	(3.1)	(3.1)	(1.4)	(1.4)
Income from discontinued operations available to common stockholders	3,258.3	3,258.3	344.2	344.2	185.8	185.8

Net income	$3,507.5	$3,507.5	$596.5	$596.5	$516.7	$516.7
Distributed and undistributed earnings allocated to participating securities	(34.2)	(34.2)	(5.4)	(5.4)	(3.8)	(3.8)
Net income available to common stockholders after earnings allocated to participating securities	$3,473.3	$3,473.3	$591.1	$591.1	$512.9	$512.9

Weighted-average common shares outstanding	239.1	239.1	245.6	245.6	343.4	343.4
Common share equivalents	2.4		0.3		0.4
Weighted-average shares outstanding	241.5		245.9		343.8

Earnings per common share:
Continuing operations	$0.89	$0.90	$1.00	$1.01	$0.95	$0.95
Discontinued operations	$13.49	$13.63	$1.40	$1.40	$0.54	$0.54
Total	$14.38	$14.53	$2.40	$2.41	$1.49	$1.49

Anti-dilutive shares totaling 7.8 million in 2013, 21.6 million in 2012 and 25.1 million in 2011 have been excluded from diluted weighted-average shares outstanding.

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

Note S:  Guarantees
Safeway applies the accounting guidance for guarantees to the Company’s agreements that contain guarantee and indemnification clauses. This guidance requires that, upon issuance of a guarantee, the guarantor must disclose and recognize a liability for the fair value of the obligation it assumes under the guarantee. As of December 28, 2013, Safeway did not have any material guarantees.
However, the Company is party to a variety of contractual agreements under which Safeway may be obligated to indemnify the other party for certain matters. These contracts primarily relate to Safeway’s commercial contracts, operating leases, including those that have been assigned, and other real estate contracts, trademarks, intellectual property, financial agreements and various other agreements. Under these agreements, the Company may provide certain routine indemnifications relating to representations and warranties (for example, ownership of assets, environmental or tax indemnifications) or personal injury matters. The terms of these indemnifications range in duration and may not be explicitly defined. Historically, Safeway has not made significant payments for these indemnifications. The Company believes that if it were to incur a loss in any of these matters, the loss would not have a material effect on the Company’s financial condition or results of operations.

Note T: Other Comprehensive Income or Loss
Total comprehensive earnings are defined as all changes in stockholders' equity during a period, other than those resulting from investments by and distributions to stockholders. Generally, for Safeway, total comprehensive earnings equals net earnings plus or minus adjustments for pension and other post-retirement liabilities and foreign currency translation adjustments. Total comprehensive earnings (including continuing and discontinued operations) represent the activity for a period, net of tax, and were $179.7 million in 2013, a loss of $12.3 million in 2012 and a loss of $149.5 million in 2011.
While total comprehensive earnings is the activity in a period and is largely driven by net earnings in that period, accumulated other comprehensive income or loss ("AOCI") represents the cumulative balance of other comprehensive income, net of tax, as of the balance sheet date. For Safeway, AOCI is primarily the cumulative balance related to pension and other post-retirement benefit adjustments and foreign currency translation adjustments. Changes in the AOCI balance by component are shown below (in millions):

	2013
	Pension and Post-Retirement Benefit Plan Items	Foreign Currency Items	Other	Total Comprehensive (Loss) Income Including Noncontrolling Interests
Beginning balance	$(472.3)	$399.0	$(0.5)	$(73.8)
Other comprehensive income (loss) before reclassifications	266.6	(65.0)	(1.7)	199.9
Amounts reclassified from accumulated other comprehensive income	105.0	—	—	105.0
Tax (benefit) expense	(125.8)	—	0.6	(125.2)
Net current-period other comprehensive income (loss)	245.8	(65.0)	(1.1)	179.7
Sale of CSL	95.8	(472.8)	—	(377.0)
Ending balance	$(130.7)	$(138.8)	$(1.6)	$(271.1)

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

	2012
	Pension and Post-Retirement Benefit Plan Items	Foreign Currency Items	Other	Total Comprehensive (Loss) Income Including Noncontrolling Interests
Beginning balance	$(462.1)	$402.1	$(1.5)	$(61.5)
Other comprehensive (loss) income before reclassifications	(125.2)	(3.1)	1.5	(126.8)
Amounts reclassified from accumulated other comprehensive income	110.0	—	—	110.0
Tax benefit (expense)	5.0	—	(0.5)	4.5
Net current-period other comprehensive (loss) income	(10.2)	(3.1)	1.0	(12.3)
Ending balance	$(472.3)	$399.0	$(0.5)	$(73.8)

	2011
	Pension and Post-Retirement Benefit Plan Items	Foreign Currency Items	Other	Total Comprehensive (Loss) Income Including Noncontrolling Interests
Beginning balance	$(302.8)	$393.3	$(2.5)	$88.0
Other comprehensive (loss) income before reclassifications	(323.6)	8.8	1.1	(313.7)
Amounts reclassified from accumulated other comprehensive income	82.0	—	—	82.0
Tax benefit (expense)	82.3	—	(0.1)	82.2
Net current-period other comprehensive (loss) income	(159.3)	8.8	1.0	(149.5)
Ending balance	$(462.1)	$402.1	$(1.5)	$(61.5)

Note U:  Subsequent Event
On March 6, 2014, Safeway entered into an Agreement and Plan of Merger (as amended on April 7, 2014 and on June 13, 2014 the “Merger Agreement”), with AB Acquisition LLC (“AB Acquisition”), Albertson’s Holdings LLC (“Albertsons Holdings”), a subsidiary of AB Acquisition, Albertson’s LLC (“Albertson’s LLC”), a subsidiary of Albertsons Holdings, and Saturn Acquisition Merger Sub, Inc. (“Merger Sub” and together with AB Acquisition, Albertsons Holdings and Albertson’s LLC, “Albertsons”), a subsidiary of Albertsons Holdings, pursuant to which the parties agreed that, on the terms and subject to the conditions set forth in the Merger Agreement, Albertsons Holdings will acquire Safeway.
The Merger Agreement provides that, at the closing of the transactions contemplated thereby, Merger Sub will be merged with and into Safeway (the “Merger”), with Safeway continuing as the surviving corporation. Pursuant to the Merger, each outstanding share of common stock of Safeway will cease to be outstanding and will (other than excluded dissenting shares and shares held in treasury) be converted into the right to receive:

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

(i) $32.50 in cash,
(ii) pro-rata distributions of net proceeds with respect to certain sales of

(x)
Safeway’s real-estate development subsidiaries, Property Development Centers, LLC and PDC I, Inc., and assets comprised of Safeway’s shopping center portfolio including certain related Safeway stores (“PDC”), and

(y)	Safeway’s 49% interest (the “Casa Ley Interest”) in Casa Ley, S.A. de C.V., a Mexico-based food and general merchandise retailer (“Casa Ley”),
(iii) a pro-rata portion of certain after-tax amounts received by Safeway as dividends or distributions in respect of the Casa Ley Interest or that are paid from the operating earnings of PDC,
(iv) if the closing of the Merger occurs after March 5, 2015, $0.005342 per day for each day from (and including) March 5, 2015 through (and including) the closing
(v) if the sale of the Casa Ley Interest and/or the PDC assets are not fully completed on or prior to the closing of the Merger or there is any deferred consideration that has not been paid to Safeway with respect to pre-closing sales of the Casa Ley Interest and/or the PDC assets, (x) one contingent value right relating to the sale of any remaining Casa Ley Interest and deferred consideration (a “Casa Ley CVR”) and/or (y) one contingent value right relating to the sale of any remaining PDC assets and deferred consideration (which, together with a Casa Ley CVR, is referred to as a “CVR”)
((i), (ii), (iii), (iv) and (v) together, the “ Per Share Merger Consideration”).
Each outstanding Safeway restricted stock award, restricted stock unit and performance share award covering shares of Safeway common stock shall vest and be cancelled in exchange for a right to receive the Per Share Merger Consideration with respect to the shares subject to the applicable award and, if necessary, a CVR.  Each outstanding option to purchase Safeway common stock will vest and be cancelled in exchange for the right to receive a payment equal to the excess, if any, of the cash portion of the Per Share Merger Consideration over the exercise price of the applicable option, and additionally, each Safeway option with an exercise price less than the cash portion of the Per Share Merger Consideration will receive the applicable non-transferable CVR.
Consummation of the Merger is subject to various customary conditions, including, among others, there not having been a “material adverse effect” on Safeway, compliance with covenants and accuracy of representations and warranties (in each case subject to materiality qualifiers), the adoption of the Merger Agreement by the requisite vote of Safeway’s stockholders and expiration of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended. The parties have agreed to use their respective reasonable best efforts to obtain all necessary regulatory approvals for the Merger provided that Albertsons will not be obligated to agree to divestitures or other restrictions that would reasonably be expected to have a material adverse effect on the parties to the Merger Agreement and their respective subsidiaries, taken as a whole, after giving effect to the reasonably anticipated economic benefits of the Merger.
Safeway’s board of directors (the "Board") has recommend to its stockholders that they vote to adopt the Merger Agreement. The Board may change its recommendation to its stockholders to adopt the Merger Agreement in the event that the Company receives an acquisition proposal submitted in accordance with the Merger Agreement that the Board determines constitutes a superior proposal or following the occurrence

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

of one or more other intervening events that were not known or reasonably foreseeable on the date of the Merger Agreement, and in each case, the Board determines in good faith after consultation with its financial advisors and outside legal counsel that failure to make a change in its recommendation would be inconsistent with the directors' fiduciary duties under applicable law. Safeway may also terminate the Merger Agreement to accept a superior proposal in certain circumstances, including payment by Safeway to AB Acquisition of a break-up fee and subject to compliance with the terms of the Merger Agreement. AB Acquisition has the right to terminate the Merger Agreement if the Board changes its recommendation to Safeway’s stockholders to adopt the Merger Agreement in a manner adverse in any material respect to AB Acquisition.
As disclosed in Note A, Safeway distributed the remaining 37.8 million shares it owned of Blackhawk (approximately 72.2% of the outstanding Blackhawk shares) to Safeway stockholders on April 14, 2014.

Note V:  Quarterly Information (Unaudited)
The summarized quarterly financial data presented below reflect all adjustments, which in the opinion of management, are of a normal and recurring nature necessary to present fairly the results of operations for the periods presented. (Rounding affects some totals. In millions, except per-share amounts.)

	52 Weeks	Last 16 Weeks (2)	Third 12 Weeks	Second 12 Weeks	First 12 Weeks
2013
Sales and other revenue	$35,064.9	$10,814.7	$8,099.2	$8,149.8	$8,001.2
Gross profit	9,231.5	2,865.7	2,094.7	2,145.8	2,125.3
Operating profit	551.5	209.9	87.9	139.4	114.2
Income before income taxes	251.6	73.6	29.8	92.0	56.2
Income from continuing operations, net of tax	217.1	71.6	23.4	62.5	59.6
Income (loss) from discontinued operations, net of tax (1)	3,305.1	3,256.5	43.0	(53.7)	59.2
Net income attributable to Safeway Inc.	3,507.5	3,314.3	65.8	8.4	118.9
Basic earnings per common share:
Continuing operations	$0.90	$0.29	$0.10	$0.26	$0.25
Discontinued operations (1)	13.63	13.36	0.17	(0.23)	0.25
Total	14.53	13.65	0.27	0.03	0.50
Diluted earnings per common share:
Continuing operations	$0.89	$0.29	$0.10	$0.26	$0.25
Discontinued operations (1)	13.49	13.17	0.17	(0.23)	0.24
Total (1)	14.38	13.46	0.27	0.03	0.49

Exhibit 99.3
SAFEWAY INC. AND SUBSIDIARIES
Notes to Consolidated Financial Statements

	52 Weeks	Last 16 Weeks (3)	Third 12 Weeks	Second 12 Weeks	First 12 Weeks
2012
Sales and other revenue	$35,161.5	$10,793.5	$8,041.3	$8,309.6	$8,017.2
Gross profit	9,229.1	2,834.6	2,107.6	2,154.5	2,132.3
Operating profit	635.4	264.9	119.2	136.0	115.3
Income before income taxes	362.2	186.7	58.9	66.8	49.9
Income from continuing operations, net of tax	249.2	133.5	39.0	44.0	32.6
Income from discontinued operations, net of tax (1)	348.9	111.8	117.9	78.8	40.4
Net Income attributable to Safeway Inc.	596.5	244.0	156.9	122.7	72.9
Basic earnings per common share:
Continuing operations	$1.01	$0.56	$0.16	$0.18	$0.12
Discontinued operations (1)	1.40	0.46	0.5	0.33	0.15
Total	2.41	1.02	0.66	0.51	0.27
Diluted earnings per common share:
Continuing operations	$1.00	$0.56	$0.16	$0.18	$0.12
Discontinued operations (1)	1.40	0.46	0.5	0.33	0.15
Total	2.40	1.02	0.66	0.51	0.27

(1)	See Note B, Discontinued Operations.

(2)	In the fourth quarter of 2013, the Company recorded a loss on foreign currency translation of $57.4 million and an impairment of notes receivable of $30.0 million.

(3)	In the fourth quarter of 2012, Safeway results included a pre-tax gain from legal settlements of $46.5 million.